Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TUTOR PERINI CORPORATION

(“BUYER”),

LUNDA CONSTRUCTION COMPANY

(THE “COMPANY”),

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN

(THE “SHAREHOLDERS”)

AND

CERTAIN OTHER INDIVIDUALS NAMED HEREIN

JULY 1, 2011

i

3.4	Accounts Receivable	33
3.5	Realization of Gross Margin	34
3.6	Unapproved or Pending Change Orders and Claims	35
3.7	Tax Matters	36
3.8	Indemnity Escrow Release	37

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER.	38
4.1	Organization	38
4.2	Authority	38
4.3	Litigation	38
4.4	Finder’s Fees	38
4.5	Investment	39

SECTION 5.	POST-CLOSING COVENANTS OF BUYER.	39
5.1	Further Assurances	39
5.2	Employee Benefits	39
5.3	Tax Matters	39
5.4	Removal of Guaranties	40

SECTION 6.	INDEMNIFICATION.	40
6.1	Indemnification by the Shareholders	40
6.2	Limitations on Indemnification by the Shareholders	41
6.3	Indemnification by Buyer	43
6.4	Limitations on Indemnification by Buyer	43
6.5	Section 3.3 Indemnity	44
6.6	Notice; Defense of Claims	45
6.7	Survival of Warranties	46
6.8	Indemnity as Exclusive Remedy	46
6.9	No Multiple Recoveries	46
6.10	Waiver of Certain Damages	46
6.11	Timing Differences	47

SECTION 7.	MISCELLANEOUS.	47
7.1	Governing Law	47
7.2	Notices	47
7.3	Entire Agreement	48
7.4	Assignability	48
7.5	Publicity and Disclosures	48
7.6	Captions and Gender	49
7.7	Monetary Amounts	49
7.8	Certain Definitions	49
7.9	Execution in Counterparts	50
7.1	Amendments; Waivers	50
7.11	Dispute Resolution	50
7.12	Fees and Expenses	51
7.13	Third Party Beneficiaries; Actions by the Shareholders	51

ii

SCHEDULES

Schedule 1.4(a)	-	Estimated Closing Statement
Schedule 1.5(c)	-	FMI Capital Advisors’ Fees on Earnout Payments
Schedule 2.1	-	Equity Interests
Schedule 2.2	-	Required Filings and Consents
Schedule 2.4(a)	-	Owned Real Property
Schedule 2.4(b)	-	Leased Real Property
Schedule 2.5	-	Material Assets
Schedule 2.6(a)	-	Financial Statements
Schedule 2.6(b)	-	Other Liabilities Since the Date of the Interim Balance Sheet
Schedule 2.7	-	Backlog
Schedule 2.8	-	Taxes
Schedule 2.9	-	Accounts Receivable / Accounts Payable
Schedule 2.9(b)	-	Accounts Payable to Related Parties
Schedule 2.10	-	Certain Changes Since the Date of the Interim Balance Sheet
Schedule 2.11	-	Intellectual Property
Schedule 2.13	-	Material Contracts
Schedule 2.14	-	Litigation
Schedule 2.16	-	Insurance
Schedule 2.17	-	Warranty and Related Matters
Schedule 2.19	-	Approvals
Schedule 2.20	-	Related Parties
Schedule 2.21(a)	-	Employee Benefit Programs
Schedule 2.21(c)	-	Unpaid Contributions
Schedule 2.21(d)	-	Post Termination Benefits
Schedule 2.22	-	Third-Party Environmental Liabilities
Schedule 2.23(b)	-	Labor Matters
Schedule 2.23(c)	-	WARN Act
Schedule 2.24(a)	-	Customers and Partners
Schedule 2.24(b)	-	Certain Unapproved Change Orders with Customers
Schedule 2.24(c)	-	Certain Unapproved Change Orders with Subcontractors or Suppliers
Schedule 2.26	-	Bids; Proposals
Schedule 2.27	-	Bank Accounts
Schedule 2.28	-	Government Contracts
Schedule 2A.2	-	Required Filings and Consents
Schedule 3.5	-	Work-in-Progress
Schedule 5.4	-	Guaranties

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 1, 2011 (the “Effective Date”) by and among Tutor Perini Corporation, a Massachusetts corporation (“Buyer”), Lunda Construction Company, a Wisconsin corporation (the “Company”), each of the Larry Lunda 2000 Trust Dated December 27, 2000, Mr. Carl W. Holmquist, Mr. Paul O. Gehl, the Marlee K. Slifka 2000 Trust Dated December 27, 2000, Mr. Tom R. Braun, Mr. Dennis L. Behnke, Mr. Richard E. Rust and Ms. Cleo Rust (each a “Shareholder” and collectively, the “Shareholders”), and, solely for purposes of Section 3.3 and Section 6.5, Marlee K. Slifka, Richard S. Slifka and Larry Lunda.  Buyer, the Company and the Shareholders are referred to collectively herein as the “Parties.”

W I T N E S S E T H

WHEREAS, the Shareholders own beneficially and of record all of the issued and outstanding capital stock of the Company, as set forth on Exhibit A (the “Shares”);

WHEREAS, the Shareholders desire to sell to Buyer and Buyer desires to purchase from the Shareholders all of the Shares owned by the Shareholders;

WHEREAS, capitalized terms used in this Agreement are used as defined in Section 7.8 or in the preamble, recitals or other Sections of this Agreement where such terms are specifically defined; and

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual representations, warranties, covenants and agreements herein made, and upon the terms and subject to the conditions set forth herein, the Parties agree as follows:

SECTION 1.           SALE OF SHARES AND PURCHASE PRICE.

1.1           Purchase and Sale.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Shareholder, and each Shareholder agrees to sell to Buyer, all of the Shares owned by such Shareholder for the consideration specified in this Section 1, concurrently with the execution and delivery of this Agreement by the Parties.

1.2           Delivery of Shares.  At the Closing (as defined in Section 1.6), each Shareholder is delivering to Buyer a certificate or certificates representing all of the Shares owned by such Shareholder.  Such certificate or certificates are duly endorsed in blank for transfer or are being presented with stock powers duly executed in blank, with such other documents as have been requested by Buyer to effect a valid transfer of the Shares by the Shareholders to Buyer, free and clear of any and all liens, restrictions, assessments, judgments, mortgages, easements, encumbrances, pledges, security interests and adverse claims of any kind (collectively, “Liens”), other than restrictions under federal or state securities Laws.

1.3           Purchase Price; Indemnity Escrow.

(a)        In consideration of the sale by the Shareholders to Buyer of the Shares and in reliance on the representations and warranties of the Company and the Shareholders in this Agreement, Buyer is paying an aggregate purchase price (the “Purchase Price”) equal to One Hundred Sixty-Three Million Five Hundred Thousand Dollars ($163,500,000.00), subject to adjustment pursuant to Section 1.4, plus the right to receive additional consideration as and to the extent set forth in Section 1.5.  The Purchase Price shall be paid as follows:

(i)           at the Closing, Buyer is depositing the sum of Eight Million One Hundred Seventy-Five Thousand Dollars ($8,175,000.00) (the “Indemnity Escrow”) with The Bank of New York Trust Company, N.A. as escrow agent (the “Escrow Agent”) under that certain Escrow Agreement among Buyer, the Shareholders and the Escrow Agent being entered into concurrently with this Agreement (the “Escrow Agreement”).  The Indemnity Escrow shall be held, administered and distributed in accordance with the terms of this Agreement (including the provisions of Section 6) and the Escrow Agreement;

(ii)           at the Closing, Buyer is delivering to the Shareholders, by wire transfers of immediately available funds pursuant to the wiring instructions previously delivered to Buyer by the Shareholders, their respective Pro Rata Portions of an aggregate amount equal to One Hundred Thirty-Three Million Five Hundred Seventy-Five Thousand Dollars ($133,575,000);

(iii)           at Closing, Buyer is delivering to the Shareholders, promissory notes (the “Promissory Notes”) in original principal amounts equal to their respective Pro Rata Portions of an aggregate amount equal to Twenty-One Million Seven Hundred Fifty Thousand Dollars ($21,750,000); and

(iv)           the Parties agree to treat the Indemnity Escrow and principal payments under the Promissory Notes, to the extent paid to the Shareholders in accordance with this Agreement, as proceeds of an installment sale for federal income Tax purposes in accordance with Section 453 of the Code and any comparable provision of other Tax Law, and shall not take any position inconsistent therewith in any books, records, or filings or otherwise voluntarily act inconsistently with such intent, except as otherwise required by a change in Law effective after the date of this Agreement.  Consistent with such treatment, the Indemnity Escrow and the principal payments under the Promissory Notes shall be deemed to be additional consideration for the purchase of the Shares only if, when, and to the extent paid to the Shareholders in accordance with this Agreement, and the Shareholders will not be treated as the legal or beneficial owner of such Indemnity Escrow until and to the extent it is actually paid to them pursuant to this Agreement, provided that a portion of the Indemnity Escrow ultimately paid to the Shareholders will be treated as interest paid in a contingent installment sale for which there is a maximum stated selling price, as required by Sections 453 and 1274 of the Code and the Treasury Regulations thereunder, using the applicable discount rate to determine the amount of imputed interest under Section 1274 of the Code.

1.4           Adjustment to Purchase Price.

(a)        Schedule 1.4(a) sets forth the estimated closing statement (the “Estimated Closing Statement”), which includes the Shareholders’ calculation of the estimated Closing Net Worth (as defined in Section 1.4(b)) of the Company as of the close of business on the Closing Date (the “Estimated Closing Net Worth”), together with worksheets and data that support the Estimated Closing Statement and such other information that Buyer has heretofore requested in order for Buyer to verify the amounts reflected on the Estimated Closing Statement.  Except as set forth on Schedule 1.4(a), the Estimated Closing Statement has been prepared in accordance with generally accepted United States accounting principles as in effect on the date hereof (“GAAP”); provided, however, that the Parties have agreed that the Estimated Closing Statement does not, and the Closing Balance Sheet (as defined in Section 1.4(b)) and any estimation or determination of Net Worth therefrom shall not, reflect any write-downs or other impairments of any of the Receivables subject to the provisions of Section 3.4 (except to the extent reflected in the Interim Balance Sheet (as defined in Section 2.6(a)).  As set forth in the Estimated Closing Statement, the Estimated Closing Net Worth equals Forty Million Dollars ($40,000,000.00) (the “Target Net Worth”).

(b)        As soon as reasonably practicable but no later than ninety (90) days after the Closing Date, Buyer will deliver to the Shareholders an unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”).  Except as set forth on Schedule 1.4(a), the Closing Balance Sheet shall be prepared in accordance with GAAP, consistent with the methodology used to prepare the Estimated Closing Statement.  Buyer will deliver to the Shareholders, together with the Closing Balance Sheet, a calculation of the Net Worth as of the close of business on the Closing Date based on the Closing Balance Sheet, prepared in accordance with the methodology used to prepare the Estimated Closing Net Worth, without giving effect to the Closing or any transaction between the Company, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, effected on the Closing Date (the “Closing Net Worth”).

(i)           The Closing Balance Sheet and Buyer’s calculation of the Closing Net Worth shall be binding upon the Parties if (A) the Shareholders fail to object in writing within thirty (30) days after receipt of the Closing Balance Sheet and Buyer’s calculation of the Closing Net Worth or (B) the Shareholders approve the Closing Balance Sheet and Buyer’s calculation of the Closing Net Worth in a written notice that specifically states such approval and references this Section 1.4(b)(i).

(ii)           If the Shareholders do not agree with the Closing Balance Sheet or Buyer’s calculation of the Closing Net Worth, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within seventy-five (75) days following receipt by the Shareholders of the Closing Balance Sheet, Buyer, the Company and the Shareholders shall engage PricewaterhouseCoopers LLP or such other nationally recognized independent accounting firm mutually satisfactory to Buyer and the Shareholders (the “Neutral Auditor”) to resolve such dispute.  The Neutral Auditor shall review the Closing Balance Sheet, Buyer’s calculation of the Closing Net Worth and any proposed revisions to the same and, within forty-five (45) Business Days of its appointment (or as soon as practicable after such forty-five (45) Business Day period), shall make any adjustments it deems necessary thereto (but only with respect to the items in dispute), and, upon completion of such review, such Closing Balance Sheet and the Closing Net Worth as determined by the Neutral Auditor shall be binding upon the Parties.  If such a review is conducted, then the Company shall pay all the Neutral Auditor’s fees and expenses associated with such review, provided that fifty percent (50%) of such fees and expenses shall be deemed a liability of the Company for purposes of determining the Closing Net Worth.

(c)        Within ten (10) Business Days following determination of the Closing Net Worth in accordance with Section 1.4(b):

(i)           in the event the Closing Net Worth is less than the Estimated Closing Net Worth (“Negative Net Worth Adjustment Amount”), Buyer shall be entitled to receive an amount equal to the Negative Net Worth Adjustment Amount (which Buyer may, at its option, recover from the Indemnity Escrow), and the Purchase Price shall be deemed to be decreased by the Negative Net Worth Adjustment Amount.  Notwithstanding anything in this Agreement to the contrary, in the event that Buyer chooses not to recover the Negative Net Worth Adjustment Amount from the Indemnity Escrow (or such Negative Net Worth Adjustment Amount exceeds the Indemnity Escrow), each Shareholder shall pay to Buyer, by wire transfer of immediately available funds, such Shareholder’s Pro Rata Portion of the Negative Net Worth Adjustment Amount (or, if applicable, such Shareholder’s Pro Rata Portion of the amount by which the Negative Net Worth Adjustment exceeds the Indemnity Escrow); the Parties agree to treat any payment made pursuant to this Section 1.4(c)(i) as an adjustment to the consideration paid for the purchase of the Shares for federal income Tax purposes and for purposes of any comparable provision of other Tax Law; and

(ii)           in the event the Closing Net Worth is greater than the Estimated Closing Net Worth, Buyer shall pay the Shareholders, by wire transfer of immediately available funds, their respective Pro Rata Portions of the amount equal to the difference between such amounts (“Positive Net Worth Adjustment Amount”), and the Purchase Price shall be deemed to be increased by such Positive Net Worth Adjustment Amount; the Parties agree to treat any payment made pursuant to this Section 1.4(c)(ii) as proceeds of an installment sale in accordance with Section 453 of the Code and any comparable provision of other Tax Law.

(d)        As used in this Section 1.4, “Net Worth” means total assets (including any Tax assets, including any deferred Tax assets, but excluding any goodwill) minus total liabilities (including any liabilities for Taxes, including any deferred Tax liabilities) of the Company determined in accordance with GAAP, consistent with the methodology used to prepare the Estimated Closing Statement, except as contemplated by the proviso to the second sentence of Section 1.4(a) or as set forth on Schedule 1.4(a).

(e)        Notwithstanding anything in the Agreement to the contrary, the payment of any Negative Net Worth Adjustment Amount by the Escrow Agent or the Shareholders, as the case may be, under this Section 1.4 shall not be subject to any of the limitations on indemnification contained in Section 6.

(f)        Assuming each Shareholder delivers a FIRPTA Certificate (as defined in Section 1.6(b)), the Parties agree that no amount shall be withheld from the Purchase Price under Code Section 1445.

1.5           Earn-Out.

(a)        Following the Closing and as additional consideration for sale by the Shareholders to Buyer of the Shares as contemplated by the terms and conditions of this Agreement, the Shareholders, collectively, shall be entitled to receive from Buyer (subject to the terms and conditions of this Section 1.5) cash as determined in accordance with this Section 1.5 (the “Earn-Out Payment”).  For the period beginning on July 1, 2011, and ending on June 30, 2012, and each of the two (2) succeeding twelve-month periods (i.e., July 1, 2012 through June 30, 2013, and July 1, 2013 through June 30, 2014) (the “Earn-Out Term”), the Shareholders shall be entitled to receive an aggregate amount equal to fifty percent (50%) of any and all Pre-Tax Profit (as defined in Section 1.5(d)) in excess of Twenty-Four Million Dollars ($24,000,000.00) (each, a “Yearly Earn-Out Payment”).

(b)        Within forty-five (45) days after the end of each twelve-month period in the Earn-Out Term, Buyer shall in good faith prepare and deliver to the Shareholders a report setting forth the Pre-Tax Profit for such period (the “Pre-Tax Profit Report”), together with worksheets and data that support the determination of the Pre-Tax Profit for such period and any other information that the Shareholders may reasonably request in order to verify the Pre-Tax Profit.  The Pre-Tax Profit Report and the Pre-Tax Profit for such period reflected thereon shall be binding upon the Parties upon the approval of such Pre-Tax Profit Report by the Shareholders, in a written notice that specifically states such approval and references this Section 1.5(b), or the failure of the Shareholders to object in writing within thirty (30) days after receipt thereof by the Shareholders.  If the Shareholders do not agree with the Pre-Tax Profit Report and the calculation of the Pre-Tax Profit stated thereon, and Buyer and the Shareholders cannot mutually agree on the calculation of the Pre-Tax Profit, then within sixty (60) days following receipt by the Shareholders of the Pre-Tax Profit Report, Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  The Neutral Auditor shall review the Pre-Tax Profit Report and any proposed revisions to the same and, within thirty (30) Business Days of its appointment, shall make any adjustments it deems necessary thereto (but only with respect to the items in dispute), and, upon completion of such review, such Pre-Tax Profit Report and the Pre-Tax Profit as determined by the Neutral Auditor shall be binding upon the Parties.  If such a review is conducted, then the Company shall pay all of the Neutral Auditor’s fees and expenses associated with such review, provided that the amount of such fees and expenses shall be deemed to be a reduction of the Pre-Tax Profit for the period to which such review relates.

(c)        For each of the three twelve-month periods during the Earn-Out Term, the Yearly Earn-Out Payment, if any, shall be paid by Buyer to the Shareholders, in accordance with their respective Pro Rata Portions thereof, within five (5) Business Days of the final determination of the Pre-Tax Profit for the applicable period in accordance with Sections 1.5(a) and 1.5(b); provided, however, that payment of any portion of such Yearly Earn-Out Payment that is not in dispute shall be made within five (5) Business Days of the date of determination under this Section 1.5 that such portion of such Yearly Earn-Out Payment is not in dispute; provided, further, that the aggregate amount payable to the Shareholders under the foregoing provisions of this Section 1.5(c) (and any amount payable to the Shareholders under the provisions of Section 1.5(h)) shall be reduced by an aggregate amount equal to the fees payable to FMI Capital Advisors, Inc. in accordance with Schedule 1.5(c) with respect to the subject Yearly Earn-Out Payment (or Earn-Out Reimbursement Amount, as applicable), with such reduction to be allocated to the amounts payable to the Shareholders in accordance with their respective Pro Rata Portions thereof, and Buyer shall fund the payment of such fees to FMI Capital Advisors, Inc. on behalf of the Shareholders.

(d)        As used in this Section 1.5, “Pre-Tax Profit” means, with respect to any period, the profit of (x) the Company and (y) any other operations of Buyer and any of its Affiliates that (as mutually agreed in writing by Buyer and the Shareholders) are managed by the Company after the Closing, prior to reduction for Taxes based on or measured by income, profits, revenues or gross receipts (“Income Taxes”) but taking into account appropriate allocations of profits or losses from insurance programs maintained by Buyer and its Affiliates, all calculated in accordance with GAAP, consistently applied) for such period, and shall exclude the effects of the following items:

(i)           any expenses incurred in connection with any loans provided to the Company by Buyer or any of Buyer’s Affiliates other than a loan provided to the Company by Buyer (or any Affiliate of Buyer) that the Company would have otherwise incurred in the ordinary course of business on a stand-alone basis (considering competitive market rates at which the same could be obtained from third-party sources);

(ii)          any gain, loss, income or expense resulting from a change in the Company’s accounting methods, principles or practices after the date hereof other than a change necessary to cause such accounting methods, principles or practices to conform to GAAP;

(iii)         any expenses directly or indirectly incurred by Buyer in connection with the acquisition of the Company by Buyer;

(iv)         any corporate assessments or charges (including any additional depreciation, amortization or other cash or non-cash expense or income and any amortization of goodwill or other intangibles resulting from the acquisition of the Company by Buyer) from Buyer or any of its Affiliates other than the reimbursement of any out-of-pocket expenses incurred by Buyer (or any Affiliate of Buyer) that the Company would have incurred in the ordinary course of business on a stand-alone basis (considering competitive market rates at which the same could be obtained from third-party sources);

(v)           any impairment, write-off or other charge relating to any uncollected Receivables for which Buyer is reimbursed pursuant to the provisions of Section 3.4; and

(vi)          any loss or expense to the extent it relates to a Buyer Indemnifiable Loss and such Buyer Indemnifiable Loss has been paid to a Buyer Indemnified Party from the Indemnity Escrow or otherwise (including pursuant to the Company’s insurance policies).

(e)        The Parties agree to treat the Earn-Out Payments as proceeds of an installment sale for income Tax purposes in accordance with Section 453 of the Code and any comparable provision of other Tax Law, and shall not take any position inconsistent therewith in any books, records, or filings or otherwise voluntarily act inconsistently with such intent, except as otherwise required by a change of Law effective after the date of this Agreement.  Consistent with such treatment, the Earn-Out Payments shall be deemed to be additional consideration for the purchase of the Shares only if and when paid to the Shareholders in accordance with this Agreement, and the Shareholders will not be treated as the legal or beneficial owner of such Earn-Out Payments until actually made pursuant to this Agreement; provided, that a portion of each Earn-Out Payment ultimately paid to the Shareholders will be treated as interest paid in a contingent installment sale, as required by Sections 453 and 1274 of the Code and the Treasury Regulations thereunder, using the applicable discount rate to determine the amount of imputed interest under Section 1274 of the Code.

(f)        Buyer may elect to set-off against all or any portion of any Earn-Out Payment payable to the Shareholders any amount owed to Buyer Indemnified Parties (as defined in Section 6.1) under the indemnification obligations set forth in Section 6 to the extent that both (i) such amount represents a Loss described in Section 6.2(h)(i) or Section 6.2(h)(ii) (in any such case, to the extent, and only to the extent, that such Loss has not been taken into account in determining the Pre-Tax Profit during the Earn-Out Term) and (ii) either (A) such amount exceeds the amount then remaining in the Indemnity Escrow (taking into account any pending claim) or (B) the Indemnity Escrow has previously been released to the Shareholders pursuant to Section 3.8.

(g)        During the Earn-Out Term and for so long thereafter as any of the Promissory Notes remain outstanding, Buyer shall: (i) maintain the separate corporate existence of the Company, unless (following the request of Buyer) the Shareholders consent to the consolidation of the Company into another wholly owned direct or indirect subsidiary of Buyer, which consent shall not be unreasonably withheld, so long as such consolidation will not reasonably be expected to adversely impact any computation of Pre-Tax Profit during the Earn-Out Term and either the remaining outstanding Promissory Notes are prepaid, in full, or a reasonably acceptable guarantor is substituted for the Company as guarantor thereunder; and (ii) use its good faith efforts to conduct the businesses of the Company in the ordinary course and not take any actions intended to reduce or avoid the payment of any Yearly Earn-Out Payment.

(h)        Notwithstanding anything to the contrary set forth in this Section 1.5, if, during the Earn-Out Term, a Subsequent Sale Transaction diminishes the Pre-Tax Profit, or otherwise materially impairs the assets, business, operations, prospects or financial condition or revenue-generating capacity of the Company, or which otherwise adversely affects the Shareholders’ ability to receive the Earn-Out Payment, Buyer shall, if requested by the Shareholders, promptly (and, in any event, within five (5) Business Days of the final determination of the Projected Earn-Out Payments pursuant to this Section 1.5) pay the Shareholders the amounts equal to their respective Pro Rata Portions of the amount equal to the difference between (i) the Projected Earn-Out Payments minus (ii) the sum of all Yearly Earn-Out Payments previously paid pursuant to this Section 1.5 (the “Earn-Out Reimbursement Amount”).  As used herein:  (i) “Projected Earn-Out Payments” means the aggregate of the Yearly Earn-Out Payments that would have been earned during the Earn-Out Term had the Subsequent Sale Transaction not occurred, calculated as the sum of (A) the actual Yearly Earn-Out Payments earned during the period from the beginning of the Earn-Out Term through the date of the Subsequent Sale Transaction and (B) a calculation of the then projected Yearly Earn-Out Payments to be earned during the remainder of the Earn-Out Term, which calculation of projected Yearly Earn-Out Payments shall be determined based on the most recent internal forecast for the remainder of the Earn-Out Term prepared in good faith by or on behalf of the Company; and (ii) “Subsequent Sale Transaction” means (x) a sale, exchange or other disposition of the capital stock of the Company to a Person that is not an Affiliate of Buyer or (y) a merger or consolidation (or any other form of business combination) of the Company with another entity, in any case where Buyer will not wholly own, directly or indirectly through the Company, immediately after such transaction, all of the capital stock or other equity ownership interests in the surviving or resulting entity or (z) the sale, lease, exchange or other disposition of 15% or more of the assets or revenue-generating capacity of the Company to a third party that is not an Affiliate of Buyer in a bona fide arms’-length transaction and that has a material impact on any Yearly Earn-Out Payment.  Buyer shall, or shall cause the Company to, maintain up-to-date internal forecasts that will permit the calculation of Projected Earn-Out Payments as contemplated by this Section 1.5(h).

(i)        During the Earn-Out Term, Buyer shall maintain separate books and records for the businesses of the Company in accordance with GAAP and separate internal forecasts for the businesses of the Company to permit the computations contemplated by Section 1.5(h), in each case in such detail as to enable the Shareholders to adequately audit or review Buyer’s performance under the provisions of this Section 1.5 and the calculations required under this Section 1.5.  Buyer shall permit the Shareholders to conduct any such audits or reviews, from time to time, at the Shareholders’ cost and expense; provided that the Shareholders shall provide reasonable notice to Buyer of any such audit and the Shareholders’ audit activities shall not unreasonably interfere with the operations of the businesses of the Company.

(j)        Within ninety (90) days after the later of (i) the occurrence of a Subsequent Sale Transaction and (ii) the Shareholders’ request for payment of the Earn-Out Reimbursement Amount pursuant to the foregoing provisions of this Section 1.5, Buyer shall in good faith prepare and deliver to the Shareholders a calculation of the Earn-Out Reimbursement Amount (the “Earn-Out Reimbursement Amount Report”), together with worksheets and data that support the Earn-Out Reimbursement Amount and any other information that the Shareholders may reasonably request in order to verify the Earn-Out Reimbursement Amount.  The Earn-Out Reimbursement Amount Report and the Earn-Out Reimbursement Amount reflected thereon shall be binding upon the Parties upon the approval of such Earn-Out Reimbursement Amount Report by the Shareholders, in a written notice that specifically states such approval and references this Section 1.5(j), or the failure of the Shareholders to object in writing within sixty (60) days after receipt thereof by the Shareholders.  If the Shareholders do not agree with the Earn-Out Reimbursement Amount Report and the calculation of the Earn-Out Reimbursement Amount stated thereon, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within seventy-five (75) days following receipt by the Shareholders of the Earn-Out Reimbursement Amount Report, Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  The Neutral Auditor shall review the Earn-Out Reimbursement Amount Report (including the projections reflected therein), together with worksheets and data that support the Earn-Out Reimbursement Amount and any other information that the Shareholders have previously requested in order to verify the Earn-Out Reimbursement Amount, as well as any proposed revisions to the same, and, within thirty (30) Business Days of its appointment, shall make any adjustments it deems necessary thereto (but only with respect to the items in dispute), and, upon completion of such review, such Earn-Out Reimbursement Amount Report and the Earn-Out Reimbursement Amount as determined by the Neutral Auditor shall be binding upon the Parties.  If such a review is conducted, then the Company shall pay all of the Neutral Auditor’s fees and expenses associated with such review, provided that fifty percent (50%) of such fees and expenses shall be deemed to be a reduction of the Earn-Out Reimbursement Amount related thereto.

(k)        The Parties agree and acknowledge that the Shareholders would not have an adequate remedy at Law for the breach or threatened breach by Buyer of the covenants and agreements set forth in this Section 1.5, and, accordingly, Buyer further agrees that, notwithstanding the provisions of Section 7.11, the Shareholders may, in addition to the other remedies which may be available to them hereunder, file suit in equity to enjoin Buyer from such breach or threatened breach, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required by Buyer.

1.6           Closing.

(a)        Concurrently with the execution and delivery of this Agreement, the closing of the purchase and sale provided for in this Agreement (the “Closing”) is being held at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California.  The effective time of the Closing shall be deemed to be 12:01 am, Central Daylight Time, on the date of this Agreement (the “Closing Date”).

(b)        Concurrently with the execution and delivery of this Agreement:  (i) Buyer, the Shareholders and the Escrow Agent are entering into the Escrow Agreement; (ii) Buyer is delivering the Purchase Price to the Shareholders and the Escrow Agent in accordance with Section 1.3; (iii) Buyer is delivering the Promissory Notes to the Shareholders, (iv) each Shareholder is delivering to Buyer one or more stock certificates evidencing the Shares owned by such Shareholder, duly endorsed in favor of Buyer for transfer or presented with stock powers duly executed in favor of Buyer; (v) each Shareholder is delivering to Buyer a non-foreign affidavit stating that such Shareholder is not a “nonresident alien” as defined in Section 1445 of the Code (the “FIRPTA Certificate”); (vi) each Shareholder is delivering to the Company a general release duly executed by such Shareholder; (vii) the Company is providing to Buyer copies of the resignation of the directors of the Company (only in their capacities as such) which were delivered to the Company and made effective as of the effective time of the Closing; (viii) the Company and each of the individuals listed on Schedule 1.6(b) (the “Key Executives”) are entering into employment agreements in form and substance satisfactory to Buyer and the applicable Key Executive (the “Employment Agreements”); and (ix) the Company and Larry Lunda are entering into an airplane usage agreement providing for the Company’s use of Mr. Lunda’s airplane.

1.7           Sales and Transfer Taxes. All sales, use, stamp, registration, conveyance, recording and other such documentary Taxes incurred in connection with the execution of this Agreement or the sale and transfer of the Shares contemplated hereby, including any such Taxes incurred as a result of the Code Section 338(h)(10) Election (defined below), will be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders in accordance with their respective Pro Rata Portions thereof, and (i) Buyer shall promptly reimburse the Shareholders for fifty percent (50%) of the amount of any such Tax which the Shareholders are required to pay under applicable Law and (ii) the Shareholders shall promptly reimburse Buyer for fifty percent (50%) of the amount of any such Tax which Buyer is required to pay under applicable Law.

1.8           Section 338 Tax Matters.

(a)           Buyer, the Company and each Shareholder shall make an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Shares (collectively, a “Code Section 338(h)(10) Election”).  The Shareholders shall include any income, gain, loss, deduction, or other tax item resulting from the Code Section 338(h)(10) Election on his Tax Returns to the extent required by applicable Law.  The Parties agree that nothing in this Agreement shall preclude the Company or any of the Shareholders from electing under Section 453(d) of the Code (and any corresponding provision of state or local Tax Law) not to report under the installment method the gain resulting from the sale of the Shares, including by reason of the Code Section 338(h)(10) Election.  Buyer shall prepare an allocation of the Purchase Price and the estimated liabilities of the Company (plus other relevant items) as of the Closing Date among the assets of the Company and the covenants described in Section 3.3 (the “Asset Allocation”), which Asset Allocation shall be prepared in a manner consistent with Code Sections 338 and 1060 and the regulations promulgated thereunder.  The Asset Allocation shall include allocations to each category of assets that would be taxable under Section 1366 of the Code upon disposition by the Company at a rate in excess of the lowest capital gain rate provided for under the Code.    Not later than one-hundred twenty (120) days after the Closing Date, Buyer shall provide the Shareholders the Asset Allocation for the Shareholders’ review.  The Asset Allocation schedule will be binding on the Parties if (a) the Shareholders fail to object in writing within thirty (30) days after receipt of the Asset Allocation or (b) the Shareholders approve the Asset Allocation in a written notice that specifically states such approval and references this Section 1.8(a). If the Shareholders do not agree with the Asset Allocation, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within thirty (30) days following the Shareholders’ objection to the Asset Allocation (or such later date as may be mutually agreed by Buyer and the Shareholders), Buyer, the Company and the Shareholders shall engage the Neutral Auditor, which shall within thirty (30) days after such engagement resolve the allocation of the consideration and any items with respect to which there is a dispute between the Parties.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (each in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all the Neutral Auditor’s fees and expenses associated with such review, and the determination of the Neutral Auditor shall be binding on the Parties.  Neither Buyer, the Company, their respective Affiliates nor the Shareholders shall take any position inconsistent with the allocation as finally determined pursuant to this Section 1.8(a) in connection with any Tax Return or other matter related to Taxes, unless otherwise required by applicable Law.  Buyer and the Shareholders shall cooperate in the filing of any forms (including any Internal Revenue Service Form 8023 and any other forms required under state, local or foreign Law) with respect to the allocation described in this Section 1.8(a).

(b)           At the later of the (i) Closing or (ii) the date that is five (5) days before the last day on which estimated federal income tax payments are due for the calendar quarter that includes the date of Closing, Buyer shall pay to the Shareholders their respective Pro Rata Portions of an aggregate amount equal to $16,186,885, which is an estimate of the Section 338(h)(10) Amount (the “Estimated Section 338(h)(10) Amount”).

(c)           Following the final determination of the Asset Allocation in accordance with Section 1.8(a), the Shareholders shall provide to Buyer a written statement containing a computation of the Section 338(h)(10) Amount.  Any such computation will be binding on the Parties if (a) Buyer fails to object in writing within ten (10) days after receipt of such computation or (b) Buyer approves such computation in a written notice that specifically states such approval and references this Section 1.8(c).  If Buyer does not agree with such computation, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within ten (10) days following Buyer’s objection to such computation (or such later date as may be mutually agreed by Buyer and the Shareholders), Buyer, the Company and the Shareholders shall engage the Neutral Auditor, which shall within thirty (30) days after such engagement resolve such dispute.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (each in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all the Neutral Auditors’ fees and expenses associated with such review, and the determination of the Neutral Auditor shall be binding on the Parties.  Not later than ten (10) days following the final determination of the Section 338(h)(10) Amount under this Section 1.8(c), Buyer shall pay to the Shareholders their respective Pro Rata Portions of the excess, if any, of the Section 338(h)(10) Amount over the Estimated Section 338(h)(10) Amount or the Shareholders, in accordance with their respective Pro Rata Portions, shall pay to Buyer the excess, if any, of the Estimated Section 338(h)(10) Amount over the Section 338(h)(10) Amount.

(d)           In the event of any determination, as a result of an audit or other proceeding (a “Section 338 Audit”), that the amount of income described in clause (1)(a) or (1)(b) in the definition of Section 338(h)(10) Amount below is larger or smaller than the amount that was previously taken into account under Section 1.8(c) or this Section 1.8(d), the Shareholders shall provide to Buyer a written statement containing a revised computation of the Section 338(h)(10) Amount based on such determination.  Any such revised computation will be binding on the Parties if (a) Buyer fails to object in writing within ten (10) days after receipt of such revised computation or (b) Buyer approves such revised computation in a written notice that specifically states such approval and references this Section 1.8(d).  If Buyer does not agree with such revised computation, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within ten (10) days following Buyer’s objection to such revised computation (or such later date as may be mutually agreed by Buyer and the Shareholders), Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (each in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all the Neutral Auditor’s fees and expenses associated with such review, and the determination of the Neutral Auditor shall be binding on the Parties.  In the event that the redetermined Section 338(h)(10) Amount exceeds the Section 338(h)(10) Amount as previously determined (as described more fully herein), no later than ten (10) days following the final determination of the revised Section 338(h)(10) Amount, Buyer shall pay to the Shareholders their respective Pro Rata Portions of the sum of (1) the amount by which the redetermined Section 338(h)(10) Amount exceeds the Section 338(h)(10) Amount as previously determined (or redetermined) under Section 1.8(c) or this Section 1.8(d) and (2) interest on the amount described in clause (1) at a rate of five percent (5%), compounded annually, from the date of the next previous payment of the Section 338(h)(10) Amount to the date of the payment described in this sentence.  In the event that the redetermined Section 338(h)(10) Amount is less than the Section 338(h)(10) Amount as previously determined (as described more fully herein), no later than ten (10) days following the final determination of the revised Section 338(h)(10) Amount, the Shareholders, in accordance with their respective Pro Rata Portions, shall pay to Buyer the sum of (1) the amount by which the redetermined Section 338(h)(10) Amount is less than the Section 338(h)(10) Amount as previously determined (or redetermined) under Section 1.8(c) or this Section 1.8(d) and (2) interest on the amount described in clause (1) at a rate of five percent (5%), compounded annually, from the date of the next previous payment of the Section 338(h)(10) Amount to the date of the payment described in this sentence.

(e)           For purposes of this Agreement, “Section 338(h)(10) Amount” means an amount equal to (1) the sum of (a) the aggregate amount of income recognized by the Shareholders under Section 1366 of the Code as a result of the Code Section 338(h)(10) Election that is taxable at ordinary income rates (including recapture income) multiplied by 20.426%, plus (b) the aggregate amount of income recognized by the Shareholders under Section 1366 of the Code as a result of the Code Section 338(h)(10) Election that is taxable under Section 1(h) of the Code at a 25% rate multiplied by 10.164%, plus (c) the aggregate amount of income recognized by the Shareholders under Section 1366 of the Code as a result of the Code Section 338(h)(10) Election other than the income described in clause (a) or (b) multiplied by 0.801%, multiplied by (2) 1.2567.  The Section 338(h)(10) Amount shall be determined on a basis consistent with the allocation described in Section 1.8(a).

(f)            In the event that the Company or other person (for purposes of this Section 1.8(f) only, collectively the “Company”) receives notification of an audit or proceeding that would be defined as a “Section 338 Audit” the Company shall keep Buyer apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish Buyer with all documents and information that Buyer shall reasonably request and shall consult with Buyer regarding negotiation and settlement of the matter.  Buyer shall have the option to observe and/or participate in the Section 338 Audit, at its own expense, and the Company shall cooperate fully with Buyer if Buyer chooses such option.  The provisions of this Section 1.8(f) shall apply only in the case of a Tax item that affects the computation of the Section 338(h)(10) Amount.

1.9           Escrow Agreement Representative.

(a)        In order to administer efficiently (i) the implementation of the Escrow Agreement by the Shareholders, and (ii) the settlement of any dispute with respect to the Escrow Agreement, the Shareholders hereby designate Carl W. Holmquist as their representative under the Escrow Agreement (the “Escrow Agreement Representative”).  Carl W. Holmquist, hereby accepts such appointment to serve as the Escrow Agreement Representative under the Escrow Agreement.

(b)        In the event that the Escrow Agreement Representative dies, becomes legally incapacitated or resigns from such position, the Shareholders (or their successors) shall promptly designate a replacement representative who shall fill such vacancy and shall be deemed to be the Escrow Agreement Representative.  Any change in the Escrow Agreement Representative shall be effective when Buyer and Escrow Agent receive notice of such change, with such notice being provided to the Escrow Agent at the address listed in the Escrow Agreement.

(c)        The Shareholders hereby authorize the Escrow Agreement Representative (i) to take all action necessary in connection with the implementation of the Escrow Agreement on behalf of the Shareholders or to settle any dispute with respect to the Escrow Agreement, (ii) to receive or direct, on behalf of the Shareholders, any payments payable to the Shareholders under the Escrow Agreement, and to disburse such payments to the Shareholders, (iii) to give and receive all notices required or permitted to be given or received under the Escrow Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of the Escrow Agreement.

(d)        All decisions and actions by the Escrow Agreement Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same, except as provided in Section 1.9(e)(ii).

(e)        By their execution of this Agreement, the Shareholders agree that:

(i)           Buyer and Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Escrow Agreement Representative with respect to all matters under or pursuant to the Escrow Agreement (with Buyer hereby acknowledging that the Escrow Agreement Representative may, with respect to any action, instruction or decision, seek guidance and/or approvals of the Shareholders before acting), as to any actions required or permitted to be taken by the Escrow Agreement Representative under the Escrow Agreement, and no Party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Escrow Agreement Representative under or pursuant to the Escrow Agreement;

(ii)          all actions, decisions and instructions of the Escrow Agreement Representative shall be conclusive and binding upon all of the Shareholders (except in the case of the Escrow Agreement Representative’s fraud, bad faith or willful breach of the Escrow Agreement) and no Shareholder shall have any cause of action against the Escrow Agreement Representative for any action taken, decision made or instruction given by the Escrow Agreement Representative in good faith under the Escrow Agreement (except pursuant to any separate agreement among the Shareholders);

(iii)         remedies available at law for any breach of the provisions of this Section 1.9 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.9; and

(iv)        the provisions of this Section 1.9 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders to the Escrow Agreement Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder.

(f)        All fees and expenses incurred by the Escrow Agreement Representative in connection with the discharge of his obligations under the Escrow Agreement shall be for the account of the Shareholders.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby makes to Buyer the representations and warranties contained in this Section 2.  For purposes of this Section 2, references to “knowledge” of the Company or words of similar import shall be deemed to include the actual knowledge of Larry Lunda, Tom R. Braun, Dennis L. Behnke, Carl W. Holmquist and Richard S. Slifka.

2.1           Organization and Qualifications of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the charter documents and by-laws of the Company, as amended to date, and previously delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending.  The Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company (a “Material Adverse Effect”).  The Company does not have any Subsidiaries and has not had any Subsidiaries since prior to January 1, 2006.  Except as set forth on Schedule 2.1, the Company does not own or hold the right to acquire shares of stock or any other equity security or interest in any other Person, or have any obligation to make any equity investment in any Person.

2.2           Authority of the Company; Consents. The Company has all requisite corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company.  This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to or as contemplated by this Agreement constitute (assuming the valid execution of the other parties thereto, as applicable), valid and binding obligations of the Company enforceable in accordance with  respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument:

(a)        do not and will not violate any provision of the charter or by-laws of the Company;

(b)        except for the required filings with Governmental Authorities set forth on Schedule 2.2 and subject to subsection (d) below, do not and will not violate any Laws of the United States or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made;

(c)        except for required consents in respect of certain Material Contracts (as defined in Section 2.13) as set forth on Schedule 2.2 and subject to subsection (d) below, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material written agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any Lien on any of the assets of the Company; and

(d)        except, in the case of each of subsections (b) and (c) above, where the violation, requirement, breach, default, acceleration, termination or Lien, as the case may be, would not have a Material Adverse Effect.

2.3           Capital Stock.

(a)        The total authorized capital stock of the Company is set forth on Exhibit A.  All of the issued and outstanding Shares are, and when delivered by each Shareholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable, and are free and clear of any and all Liens (other than transfer restrictions under federal and state securities Laws).

(b)        Exhibit A sets forth a list of all holders of the Shares.  Each Shareholder owns of record and beneficially all of the Shares as set forth on Exhibit A and the Shares set forth on Exhibit A represent all of the issued and outstanding shares of capital stock of the Company.  There are no outstanding subscriptions, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class, other equity interests or Share Equivalents (as defined below) of the Company, except for the sale of the Shares contemplated by this Agreement.  The Company does not have any outstanding (i) securities convertible into, exchangeable or exercisable for, or carrying the right to acquire any capital stock or other equity securities of the Company nor (ii) options, warrants, subscriptions, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company to issue any capital stock or equity securities or any interest therein ((i) and (ii) collectively, “Share Equivalents”).

2.4           Real Property.

(a)        Owned Real Property.  Except as set forth on Schedule 2.4(a), the Company does not own, and in the past three (3) years (for purposes of this and any other reference in this Agreement to a past number of years, the twelve-month period ended June 30, 2011, shall be considered as the most recent of those years) have not owned, any real property.

(b)        Leased Real Property.  All of the real property currently leased by the Company as tenant or lessee is identified in Schedule 2.4(b) (collectively referred to herein as the “Leases”).  The Company holds the tenant’s interests under the Leases as identified in Schedule 2.4(b).  Except as set forth on Schedule 2.4(b), the Company has not assigned, mortgaged or otherwise encumbered its interests in the Leases, or sublet any portion of the premises leased under the Leases.  Each Lease is in full force and effect and constitutes the entire agreement between the relevant landlord and the Company with respect to the premises described in such Lease.  True, accurate and complete copies of the Leases, as currently in effect, have been previously provided to Buyer.  The Company does not have knowledge of any event which now constitutes, or which upon the giving of notice or the passage of time, or both, would give rise to, any default in the performance by the Company or any tenants, subtenants or licensees of the Company of any obligation under any of the Leases.

2.5           Personal Property; Liens; Condition of Properties.

(a)        Personal Property.  Schedule 2.5 lists the furniture, fixtures, machinery, equipment, tools and other tangible assets of the Company, as of May 31, 2011, other than those that are immaterial to the operations of the Company (the “Material Assets”).  The Company has good and marketable title to the Material Assets.  Except as set forth in Schedule 2.5, none of the Material Assets, tangible or intangible, is subject to any Lien, except for any Permitted Liens.  Except as set forth in Schedule 2.5, no financing statement under the Uniform Commercial Code with respect to any Material Asset is active in any jurisdiction, and the Company has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file in the future any such financing statement.

(b)        The Material Assets and the other assets that are owned, leased or licensed by the Company include all of the material assets, tangible or intangible, necessary for Buyer to continue to operate the business of the Company as currently conducted.  Except as set forth in Schedule 2.5 hereto, the Material Assets (i) are in working order (reasonable wear and tear excepted, and in each case taking into account age), (ii) during the past three (3) years have been maintained in a manner consistent with the past maintenance practices of the Company and (iii) meet, in all material respects, the applicable requirements of all applicable Laws.

(c)        The tangible Material Assets are located at the location(s) specified in Schedule 2.5 or at project sites.

2.6           Financial Statements; Undisclosed Liabilities.

(a)        Attached hereto as Schedule 2.6(a) are (i) the audited balance sheet of the Company as of December 31, 2009, and audited statements of income, changes in stockholder’s equity and cash flow of the Company for the twelve-month period then ended, (ii) the audited balance sheet of the Company as of December 31, 2010 (the “Base Balance Sheet”) and audited consolidated statements of income, changes in stockholder’s equity and cash flow of the Company for the twelve-month period then ended, and (iii) the unaudited balance sheet of the Company as of April 30, 2011 (the “Interim Balance Sheet”) and the unaudited statements of income and cash flow of the Company for the four-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).  Except as set forth on Schedule 2.6(a), all such financial statements (i) have been prepared in accordance with GAAP applied consistently during the periods covered thereby (except, in the case of the Interim Financial Statements, the absence of footnote disclosures), and (ii)  present fairly in all material respects the financial condition of the Company, at the dates of said statements and the results of its operations for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal and customary year end adjustments which, individually and in the aggregate, will not be material.

(b)        As of the date of the Interim Balance Sheet, the Company has no material liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes (as defined in Section 2.8) due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Interim Financial Statements regardless of whether claims in respect thereof had been asserted as of such date) of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Interim Balance Sheet (only to the extent of the amount provided for therein) or (ii) as disclosed in Schedule 2.6(b).

(c)        As of the date hereof, the Company has no material liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company for the conduct of its business prior to the date hereof, regardless of whether claims in respect thereof had been asserted as of such date), of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Interim Balance Sheet (only to the extent of the amount provided for therein) or (ii) incurred in the ordinary course of business after the date of the Interim Balance Sheet.

(d)        As of the date hereof, the Company has no indebtedness for borrowed money (including obligations under leases required to be capitalized in accordance with GAAP).

2.7           Backlog.  As of April 30, 2011, the Company had a Backlog (as defined below) as set forth in Schedule 2.7.  Except as set forth in Schedule 2.7, as of the date hereof, no order constituting the Backlog has been cancelled or materially reduced, and each of such orders reflects terms (including price) consistent with the Company’s past practices (but taking into account market conditions at the respective times those orders were accepted) and the ordinary course of business.  The term “Backlog” means (a) the value of incomplete work-in-progress under written, fully executed contracts with project owners or general contractors, and (b) the estimated value of projects awarded to the Company for which letters of intent, notices of intent to award such projects, notices of intent to proceed have been received or for which work has been started (excluding work that has already been completed) but contracts with the owner or general contractor have not been executed.

2.8           Taxes.

(a)        For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever payable to a Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, form or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

(b)        Except as set forth on Schedule 2.8:

(i)           The Company has timely filed all Tax Returns that they were required to file under all applicable Laws.  All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.  All material Taxes due and owing by the Company (whether or not shown on any Tax Return), except with respect to the Code Section 338(h)(10) Election, have been paid or reserved on the Closing Balance Sheet and taken into account in the calculation of the Estimated Closing Net Worth as required by Section 1.4.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  During the period from January 1, 2007 through the date hereof, no written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(ii)           The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to the Shareholders or any employee, independent contractor, creditor or other third party.

(iii)           During the period from January 1, 2007 through the date hereof, no federal, state, municipal, local, foreign or other Governmental department, commission, board, bureau, agency or instrumentality (each, a “Governmental Authority”) has engaged in any Tax audit of the Company.  For the purposes of this Agreement, the term “Governmental” shall be used to describe any federal, state, municipal, tribal or local government or quasi-government.  No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.  During the period from January 1, 2007 through the date hereof, the Company has not received from any Governmental Authority (including jurisdictions where the Company does not file Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) written request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any Tax proposed, asserted, or assessed by any taxing authority against the Company.  Schedule 2.8 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Copies of all federal, state, local, and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2006, have been made available to Buyer and are correct and complete in all material respects.

(iv)           During the period from January 1, 2007 through the date hereof, the Company has not waived any statute of limitations in respect of any material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension of time is still pending and has not expired as of the date hereof.

(v)            The Company is not a party to or bound by any Tax sharing agreement or similar agreement with respect to any consolidated, combined, unitary or similar group for Tax purposes that remains in effect.

(vi)           Within the two-year period through the date hereof, the Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(vii)          During the period from January 1, 2007 through the date hereof, the Company has not been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(viii)         To the Company’s knowledge, each plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code (A) operated in good faith, reasonable compliance with Section 409A of the Code from January 1, 2008, to December 31, 2010, and (B), except for any immaterial violations of Section 409A of the Code, has been in compliance with Section 409A of the Code since January 1, 2011.  To the Company’s knowledge, no Nonqualified Deferred Compensation Plan will result in any participant in such plan incurring income acceleration or penalties under Section 409A of the Code.  To the Company’s knowledge, the Company does not have any indemnity obligation for any Taxes imposed under Section 409A of the Code.

(ix)           During the period from January 1, 2007 through the date hereof, the Company (A) has not been a member of a group filing a consolidated federal income Tax Return and (B) has not incurred any liability for the Taxes of any Person (other than the Company’s own liability) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(x)            The unpaid Taxes of the Company (A) do not materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (or referred to in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the date of the Interim Balance Sheet, the Company has not incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(c)        The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since prior to January 1, 2001, and the Company will continue to be an S corporation up to and including the Closing Date.  Each Shareholder is eligible to own the Shares without causing the termination of the S corporation status of the Company.

(d)        The Company will not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets caused by the Code Section 338(h)(10) Election.  The Company has not, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired stock of any corporation that is a qualified subchapter S subsidiary.

(e)        The Company does not report on the cash receipts and disbursement method of accounting for federal or applicable state and local income Tax purposes.

2.9            Accounts Receivable; Accounts Payable.

(a)        Schedule 2.9 sets forth the accounts receivable of the Company as of April 30, 2011, aged by month.  All such accounts receivable that are outstanding as of the date hereof are valid and enforceable claims, are not subject to any set-off or counterclaim, and are fully collectible in the ordinary course of business.  Since the date of the Interim Balance Sheet, the Company has collected each of their accounts receivable in the ordinary course of business and have not accelerated any such collections outside the ordinary course of business.  Except as set forth in Schedule 2.9 or Schedule 2.20, as of April 30, 2011, the Company does not have any accounts receivable or loans receivable from any Affiliate or any individual persons whose relationship with any Shareholder or the Company’s directors or officers is that of first cousin or closer.

(b)        All currently outstanding accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment.  Since the date of the Interim Balance Sheet, the Company has paid its accounts payable in the ordinary course of business.  Except as set forth in Schedule 2.9(b) or Schedule 2.20, as of April 30, 2011, the Company does not have any account payable to any Affiliate or any individual persons whose relationship with any Shareholder or the Company’s directors or officers is that of first cousin or closer (other than expense reimbursement obligations incurred in the ordinary course of business).

2.10          Absence of Certain Changes. Since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course, and except as contemplated by this Agreement (including any items that are reflected in the Estimated Closing Net Worth, as set forth on the Estimated Closing Statement) or disclosed in Schedule 2.10 there has not been:

(a)        any change which by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would have a Material Adverse Effect (excluding any effects resulting from any:  (i) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (ii) changes or conditions generally affecting the industries in which the Company does business; (iii) changes or proposed changes in applicable Law or the interpretation thereof or GAAP or the interpretation thereof; (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Company or any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (v) acts of war, terrorism, sabotage, earthquakes, hurricanes, tornados or other natural disasters; (vi) any failure by the Company to meet forecasts or estimates of revenues or earnings or other financial or operational goals for any period; and (vii) compliance with the terms of, or the taking of any action required by, this Agreement, except to the extent such effects in the cases of clauses (i), (ii), (iii) and (v) above materially and disproportionately effect the Company relative to other participants in the industry or industries in which the Company operates);

(b)        any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

(c)        any Lien (other than a Permitted Lien) placed on any of the Material Assets which remains in existence on the date hereof;

(d)        any purchase, sale, lease, license or other disposition, or any agreement or other arrangement for the purchase, sale, lease, license or other disposition, of any of the Material Assets other than in the ordinary course of business;

(e)        any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the Material Assets;

(f)         any labor dispute or claim of unfair labor practices involving the Company;

(g)        except for any bonuses, retention payments or similar payments or arrangements approved by Buyer and that are reflected in the Estimated Closing Net Worth, as set forth on the Estimated Closing Statement, any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company to any of its officers, employees, agents or independent contractors, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

(h)        except for any bonus, retention or similar arrangements approved by Buyer and that are reflected in the Estimated Closing Net Worth, any new employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into by the Company with any officer, director or employee of the Company;

(i)         any resignation or termination (or receipt by the Company of any notice thereof) of any of the officers or key management employees of the Company, any grant of any severance or termination pay to any officer or employee of the Company or any increase in benefits payable under any existing severance or termination pay policies or employment agreements other than (i) normal merit increases for salaried employees or (ii) increases or grants required by contracts disclosed herein;

(j)         any obligation or liability incurred by, or any payment, loan or advance made by the Company to any Shareholder, or to any of the officers or employees of the Company or any family members of any of the foregoing, except normal compensation and expense allowances payable to such officers or employees;

(k)        any material change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Company;

(l)         any purchase by the Company of any capital asset costing more than $300,000, any sale by the Company of any capital asset having a net book value of $300,000 or more, or any purchase by the Company of any equity interest in any entity;

(m)       any material change in the Company’s business organization or business relationships with suppliers, vendors, subcontractors, customers and others having business relations with the Company (other than changes that occur in the ordinary course of business or changes that will not have a Material Adverse Effect);

(n)        any material change in the kind and amount of insurance maintained by the Company;

(o)        any payment on any indebtedness or capital leases, except regularly scheduled payments pursuant to the terms of such indebtedness and leases and except for payments that are reflected in the Estimated Closing Net Worth, as set forth on the Estimated Closing Statement;

(p)        any material amendment or termination of any Material Contract to which the Company is a party or by which it is bound (other than change orders in the ordinary course of business and except for any items referred to in Sections 2.10(g) or (h)); or

(q)        any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (a) through (p) above.

2.11          Intellectual Property.

(a)        Schedule 2.11 contains a complete and accurate list of all patents, patent applications, registered trademarks, registered service marks, registered trade names and registered copyrights which are owned by the Company and which are material to its business as presently conducted (“Company Owned Intellectual Property”).  The Company exclusively owns the Company Owned Intellectual Property which is listed as being owned on Schedule 2.11 and, to the Company’s knowledge, owns or possesses adequate rights to use all other patents, patent applications, trademarks, service marks, trade names, copyrights, inventions, technology and software (“Intellectual Property”) presently used, in the manner presently used, by the Company and which are material to its business as presently conducted (such Intellectual Property, including the Company Owned Intellectual Property, “Company Intellectual Property”).

(b)        All patents, patent applications, trademarks and copyrights that are Company Owned Intellectual Property which are issued by, registered with or the subject of an application currently pending with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned.

(c)        There are no pending or, to the Company’s knowledge, threatened claims against the Company alleging that (i) any of the Company Intellectual Property infringes or conflicts with the rights of any other party under any patent, trademark, service mark, copyright, trade secret or other intellectual property right (“Third Party Rights”) other than in connection with routine communications from any patent or trademark granting authority in connection with any pending applications for registration or (ii) the Company or, to the Company’s knowledge, any of its employees in their capacity as employees, have misappropriated any Third Party Rights.

(d)        To the Company’s knowledge, neither the operation of the business of the Company as presently conducted nor any Company Owned Intellectual Property infringes or violates any Third Party Rights under any patent.

(e)        To the Company’s knowledge, the Company has not received, within the past five (5) years, any communications alleging that any of the Company Owned Intellectual Property is invalid or unenforceable.

(f)         No current or former employee or consultant of the Company owns any right, title or interest in or to any of the Company Owned Intellectual Property.

(g)        To the Company’s knowledge, no third party has, within the last five (5) years, violated or infringed or is currently violating or infringing any of the Company Owned Intellectual Property.

(h)        The Company has not granted to anyone a license to or right to use any Company Owned Intellectual Property outside the ordinary course of business, and the Company is not obligated to or pay royalties or other fees to anyone with respect to the Company’s use of any Company Owned Intellectual Property.

2.12          Trade Secrets and Customer Lists. To the Company’s knowledge, the Company has the right to use as currently used, free and clear of any claims or rights of others except licensors of such rights, all trade secrets, inventions, customer lists and manufacturing and secret processes required for or incident to the manufacture, design, tooling assembly or marketing of products sold, manufactured, licensed, under development or produced by it, including products licensed from others, currently or within the past five (5) years.  There are no payments required to be made by the Company for the use of such trade secrets, inventions, customer lists and manufacturing and secret processes except as may be embodied in software licensed to the Company.  To the Company’s knowledge, the Company is not using or in any way making use, without authorization, of any confidential information or trade secrets of any third party, including a former employer of any present or past employee of the Company or of any of its predecessors or Affiliates.

2.13          Contracts.  Schedule 2.13 lists all of the following contracts, commitments, agreements and licenses to which the Company is a party as of the date hereof or to which it is subject as of the date hereof (complete and correct copies (written descriptions in the case of any of the foregoing that are verbal) of which have been made available to Buyer), in each case where such agreement remains executory in whole or in part or is reasonably likely to require future performance involving the performance of services or the payment of money (collectively, “Material Contracts”):

(a)        except for any items referred to in Section 2.10(g) or (h), any employment contract or any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

(b)        any subcontract or purchase order involving a post-Closing commitment or payment in excess of $1,000,000, or any other contract or agreement creating any post-Closing obligation of or to the Company of $1,000,000 or more with respect to any such contract;

(c)        any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product material to its operations from a supplier;

(d)        any fixed-price contract or agreement for any project equal to or in excess of $1,000,000;

(e)        any acquisition, merger or similar agreement with respect to the acquisition of capital stock or all or substantially all of a Person’s assets between the Company and any third party;

(f)         any contract or agreement containing ongoing covenants limiting the freedom of the Company to compete in any line of business or with any Person or containing any exclusive dealing obligation;

(g)        any contract or agreement for the purchase of any fixed asset involving post-Closing payment of amounts greater than $300,000 or having a term longer than one (1) year following the date hereof (excluding those that can be cancelled without penalty by the Company upon notice of 60 days or less), whether or not such purchase is in the ordinary course of business;

(h)        any license agreement (as licensor or licensee) involving post-Closing payment of amounts greater than $300,000 or having a term longer than one (1) year following the date hereof (excluding those that can be cancelled without penalty by the Company upon notice of 60 days or less), other than non-enterprise software licenses (e.g., personal computers) or readily commercially available enterprise software licenses;

(i)         any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, any pledge or security arrangement;

(j)         any surety bond (bid, performance or other), letter of credit, agreement of guarantee or indemnification (other than indemnification provisions in commercial agreements, leases and other arrangements entered into in the ordinary course of business), or any commitment to issue any such surety bond, letter of credit, agreement of guarantee or indemnification;

(k)        any contract or agreement (including any employment or severance agreement) with any current or former officer, employee, consultant (other than services agreements entered into in the ordinary course of business which involve amounts less than $300,000), director or shareholder of the Company or with any Affiliate of them (other than contracts or agreements relating solely to confidentiality or non-solicitation agreements to which any current employee is bound);

(l)         any contract with any Governmental Authority;

(m)       any settlement, conciliation, or similar agreement with any Governmental Authority pursuant to which the Company will be required to satisfy any material obligations after the execution date of this Agreement;

(n)        any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements;

(o)        any partnership, joint venture, or other similar contract, arrangement or agreement or any other agreement or arrangement involving a sharing of profits or losses with any Person; or

(p)        except as set forth on Schedule 2.13 or otherwise referred to above, any material contract not executed in the ordinary course of business.

Each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of the Company and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the Company nor, to the Company’s knowledge, any other party to any Material Contract, is in default in complying with any material provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereof on the part of the Company or, to the Company’s knowledge, on the part of any other party thereto in any such case that would have a Material Adverse Effect.  True, correct and complete copies of each Material Contract have been provided or made available to Buyer.

Except as set forth on Schedule 2.13, since December 31, 2005, the Company has not (a) been ordered to stop or suspend any work as a result of, or relating to, deficiencies in work or a failure to perform or (b) received any notice of default or suspension with respect to any Material Contract.  Since December 31, 2005, to the Company’s Knowledge, the Company has not received any threat of debarment or agreed to any voluntary exclusion to refrain from submitting bids or proposals on any contracts.

2.14          Litigation.  Except as set forth in Schedule 2.14, there is no litigation, binding dispute resolution proceeding, claim or Governmental or administrative proceeding or investigation: (i) pending or, to the Company’s knowledge, threatened (a) against the Company, (b) against any Shareholder, or, to the Company’s knowledge, an officer, director or key employee of the Company involving the Shares or the business of the Company, or (c) which could prevent or hinder in any material respect the consummation of the transactions contemplated by this Agreement; or (ii) pending, or to the Company’s knowledge, threatened against the Company seeking recovery for consequential or liquidated damages under any Material Contract.  With respect to each matter set forth therein, Schedule 2.14 sets forth a description of the forums for the matter, the parties thereto and the type and amount (to the extent stated in the applicable claim) of relief sought.

2.15          Compliance with Laws.  The Company is currently in material compliance and have in the past five (5) years complied in all material respects with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, judgments, decrees, administrative requirements and policies enacted, issued, promulgated, enforced, or entered by any Governmental Authority (including all federal, state and local minority business enterprise and women’s business enterprise rules, regulations and requirements) (“Laws”) and the Company has not received any written notice of a material violation or alleged material violation of any such Law; provided¸ that no representation or warranty in this Section 2.15 is made with respect to Tax matters (which are covered in Section 2.8), Employee Benefit Plans (which are covered in Section 2.21), Environmental Laws (which are covered in Section 2.22) or Labor and Employment Matters (which are covered in Section 2.23).

2.16          Insurance.  As of May 31, 2011, the Company has general commercial liability, workers compensation and employer’s liability, fire and casualty, environmental, pollution and such other insurance policies with coverage as identified in Schedule 2.16.  Except as set forth in Schedule 2.16, as of May 31, 2011, there are no claims pending by the applicable insurer against the Company under any such insurance policies and, to the Company’s knowledge, there is no threatened termination of any such policies or arrangements.  Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are current in their payment, and the Company is in compliance in all material respects with the terms of such policies applicable to the Company.  Except as set forth in Schedule 2.16, there is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.

2.17         Warranty and Related Matters.  Schedule 2.17 sets forth (i) a complete list of all claims made to the sureties of the Company within the past five (5) years with respect to any matters related to or arising out of all outstanding contractual warranties and guarantees on any of the construction projects or jobs completed by or service provided by the Company for itself, a customer or a third party (each such service shall be referred to herein as a “Company Service”) and (ii) a complete list of all material outstanding, unresolved claims under contractual warranties and guarantees of the Company with respect to a Company Service completed prior to the date hereof, excluding warranties and guarantees furnished by subcontractors, material suppliers or other third parties and excluding warranties and guarantees for which the Company has reasonable insurance coverage.  Except for the claims listed on Schedules 2.14 or 2.17, there are no pending or, to the Company’s knowledge, threatened material claims against the Company relating to any Company Service or any other work performed by the Company, product liability, warranty or other material similar claims (including any material claim alleging that any Company Service is defective or fails to meet any product or service warranties).  To the Company’s knowledge, there are (a) no inherent, systemic or chronic problems in any Company Service including any problems related to mold or fungal growth resulting from a deficiency or problem with any Company Service and (b) no liabilities for warranty or other claims or returns with respect to any Company Service relating to any such problems (except for such liabilities for which the Company has reasonable insurance coverage).  To the Company’s knowledge, to the extent a Company Service includes design services, there are no inherent design defects that are material.

2.18          Finder’s Fees.  The Company has not incurred, nor will they become liable for, any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, except for the fees of FMI Capital Advisors, Inc. (which fees have been paid by the Company prior to the Closing).

2.19          Approvals.  Except as set forth in Schedule 2.19, the Company holds all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) from third parties, including Governmental Authorities, that are required to operate the business of the Company.  Each Approval is validly held by the Company and is in full force and effect, and the Company is operating in compliance therewith in all material respects.  The Approvals include those required in order for the Company to conduct its business, as currently conducted, under applicable federal, state or local Laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.  Except as set forth on Schedule 2.19, none of the Approvals is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  To the Company’s knowledge, and except with respect to Taxes (which are the subject to Section 2.8), (i) the Company is not subject to any unsatisfied judgment, consent decree, compliance order or administrative order with respect to any aspect of its business, affairs, properties or assets and (ii) the Company has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company which has not been fully resolved.

2.20          Related Parties.  Except as set forth in Schedule 2.20 and except for any items referred to in Section 2.10, (a) during the period from January 1, 2009 through May 31, 2011, there have been no transactions between the Company and any Related Party (as defined below) or any payment (however characterized other than payments required to be made to Related Parties pursuant to any Material Contract disclosed pursuant to Section 2.13) by the Company to any Related Party or by any Related Party to the Company, (b) there is no lease, agreement or commitment between the Company and any Related Party and (c) the Company is not a party to any contract or agreement with any Related Party that contains covenants limiting the freedom of the Company to compete in any line of business or with any Person.  As used in the immediately preceding sentence, the term “transaction” includes any sale and or other transfer of property or assets, the lease or other use of the property or assets, the provision of services and the furnishing of personnel, whether or not for consideration.  Except as set forth in Schedule 2.20, or as referred to herein (i) no Related Party has any right, title or interest in or to any property of the Company, real or personal, tangible or intangible, including Intellectual Property, (ii) no Related Party is indebted to the Company, and (iii) the Company is not indebted to any Related Party.  For purposes of this Agreement, “Related Party” means (A) any Shareholder and any individual who is an officer or director of the Company, (B) any member of the family of any individual described in the immediately preceding clause (A), (C) any trust, estate or partnership of which an individual described in clause (A) or (B) of this sentence is a grantor, fiduciary, beneficiary or partner or (D) any Person (or any Subsidiary of such Person) of which one or more Persons described in clause (A), (B) or (C) of this sentence have either (x) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 30% of the outstanding equity securities or at least 30% of the outstanding voting securities or (y) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.21          Employee Benefit Programs.

(a)        Schedule 2.21(a) sets forth a list of each employee benefit plan (whether or not within the meaning of § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and whether or not subject to ERISA), including each employee pension plan, employee welfare, multiemployer plan (within the meaning of ERISA §§ 3(37) or 4001(a)(3) (a “Multiemployer Plan”)), multiple employer welfare arrangement (within the meaning of ERISA § 3(40)), written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee, director or consultant of the Company and which is currently sponsored or maintained by or to which contributions are currently made by (1) the Company, or (2) any other organization which together with the Company is treated as a single employer under Code §§ 414(b) or (c) (an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate has any liability.  Each and every such plan, program, policy, practice, arrangement and agreement is hereinafter referred to as an “Employee Program.”  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or vehicle.

(b)        Each Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service (“IRS”) regarding its qualification under such section and has, to the Company’s knowledge, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed).  No event or omission has occurred which would reasonably be expected to cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including Code Sections 105, 125, 401(a) and 501(c)(9)).  No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)        There has been no material failure of the Company or any ERISA Affiliate to comply with any Laws or agreements applicable with respect to the Employee Programs.  With respect to any Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of the ERISA or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable Law, or any agreement, or (iii) non deductible contribution, which, in the case of either of (i) or (ii), would subject  the Company to liability for any damages, penalties, or taxes, or any other loss or expense.  No litigation or Governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any such Employee Program.  All payments or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Employee Programs, for all periods from January 1, 2001 through the date hereof, either have been made or have been or will be accrued for in the Closing Balance Sheet (and all such unpaid but accrued amounts as of December 31, 2010, are described in Schedule 2.21(c)).

(d)        No Employee Program is, or within the last six (6) months has been, a “defined benefit plan” as defined in Section 3(35) of ERISA or a defined contribution plan which is subject to the funding standards of Section 412 of the Code (e.g., a money purchase plan).  Except as set forth on Schedule 2.21(d), during the period from January 1, 2001 through the date hereof, the Company has not maintained or contributed to or incurred any liability with respect to a Multiemployer Plan.  Except as set forth in Schedule 2.21(d), during the period from January 1, 2006 through the date hereof, none of the Employee Programs has provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or other applicable Law) or has any obligation to provide such post-termination benefits.

(e)        With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been made available to Buyer:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including trust agreements) as they may have been amended during the period from January 1, 2001 through the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation report completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees), as currently in use; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any currently effective registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last five (5) years with respect to such Employee Program.

(f)         Subject to ERISA and the Code, each Employee Program required to be listed in Schedule 2.21(a) may be amended, terminated or otherwise modified by the Company or an ERISA Affiliate, as applicable, to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals under any Employee Program.

(g)        Each Employee Program has been maintained in compliance in all material respects with all applicable requirements of federal and state securities laws including the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state “Blue Sky” laws.

(h)        Each Employee Program has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996 and the Women’s Health and Cancer Rights Act of 1998.

2.22          Environmental Matters.  Except as set forth in Schedule 2.22:

(a)        The Company is and has been in compliance in all material respects with all Environmental Laws during the past five (5) years, and have held and been in compliance in all material respects with all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with its business (collectively, “Company Environmental Permits”) during the past five (5) years.  All Company Environmental Permits currently held by the Company and material to its operations are in full force and effect and will not by their terms expire less than ninety (90) days following the Closing Date.

(b)        The Company has not received any request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a “citizens suit” under any Environmental Laws, formal or informal written complaint or claim, or other notification that it is or may be potentially liable or responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding currently pending or, to the Company’s knowledge, threatened against the Company, or any Person for whose conduct the Company is or may be held responsible, under any Environmental Laws.  To the Company’s knowledge, the Company has no reason to believe that any of the items enumerated in this subsection (b) will be forthcoming.

(c)        During the past five (5) years, the Company has not (i) produced, processed, used, generated, treated, stored, handled, disposed of, accepted for disposal transferred or recycled any Hazardous Material at any property now or formerly owned, operated or leased by the Company except in compliance in all material respects with applicable Environmental Laws; or (ii) manufactured, or, to the Company’s knowledge, sold, marketed, distributed or installed, products or items containing any Hazardous Material except in compliance in all material respects with applicable Environmental Laws.

(d)        To the Company’s knowledge, during the past five (5) years, the Company has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program.

(e)        Except as authorized by Environmental Laws, during the past five (5) years:  (i)  the Company has not Released any Hazardous Material on, in, from, under or at any real property now or formerly owned, operated or leased by the Company, and (ii) no Hazardous Material has been Released into, is threatened to be Released into, or has come to be located in the Environment at any property now or (during the period of ownership, operation or lease by the Company within such five-year period) formerly owned, operated or leased by the Company during the past five (5) years, which, in the case of clause (i) or (ii) of this clause (e) is in violation of any Environmental Law or would require cleanup activity under any applicable Environmental Law, and no such property is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites under any analogous state program.

(f)         There is no hazardous waste treatment, storage or disposal facility, landfill, surface impoundment or underground injection well, as those terms are defined under any applicable Environmental Laws, located at any of the real property (i) currently owned by the Company or (ii) to the Company’s knowledge, currently operated or leased by the Company.

(g)        There are no environmental liens recorded on any property owned by the Company.

(h)        The Company has made available to Buyer all material documents, records and information in its possession, at any time during the period from May 31, 2011 through the date hereof, concerning any material environmental matter relevant to the ongoing operations of the Company or to any property now owned, operated or leased by the Company, whether generated by the Company or others, including environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, and material reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental matters issued by any Governmental Authority.

(i)        During the past five (5) years, the Company has not assumed, undertaken, provided an indemnity with respect to, or to the Company’s knowledge, otherwise become subject to any material liability of another Person with respect to Environmental Laws or Hazardous Materials.

(j)        For purposes of this Agreement, (i) “Environment” shall mean soil, sediment, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resources; (ii) “Environmental Laws” shall mean all applicable U.S. federal, state, tribal, and local civil and criminal laws, common law, by-laws, regulations, rules, ordinances, codes, decrees, orders, licenses, permits, conditions, judgments, rulings, directives, or judicial or administrative orders, and the requirements of any Governmental Authority having jurisdiction with respect thereto, applicable to the regulation or protection of the Environment, in each case as in effect and interpreted and enforced at the time in question (and, for the avoidance of doubt, shall not include any new Laws or any amendments to or changes in any of the foregoing (or in the interpretation or enforcement thereof) enacted, adopted or implemented after the Closing Date); (iii) “Hazardous Material” shall mean any compound, chemical, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified, or regulated under or pursuant to any Environmental Laws, and including asbestos, asbestos-containing materials, PCBs, or any oil, waste oil, petroleum, or petroleum product which may pose a threat to the Environment or to human health and safety; and (iv) “Released” shall mean released, spilled, leaked, pumped, poured, drained, emitted, emptied, discharged, injected, escaped, leached, disposed, dumped, or otherwise introduced to, or allowed to escape into or through, the Environment.

2.23          Labor and Employment Matters.

(a)        Prior to the date hereof, the Company has provided to Buyer a complete and accurate list of all of employees of the Company as of May 31, 2011 (“Business Employees”) describing for each such Business Employee, as of such date, such Business Employee’s position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, weekly/hourly rates of compensation and the budgeted, aggregate amount of all bonus, severance and other amounts to be paid to all Business Employees at the Closing or otherwise in connection with the transactions contemplated hereby.  The Company does not regularly utilize, in place of salaried or hourly employees, any independent contractors, consultants, temporary employees, leased employees or other servants or agents in the day-to-day operation of the business of the Company, as currently conducted.

(b)        Except as set forth in Schedule 2.23(b): (i) there is no, and during the past two (2) years there has not been any, labor strike, picketing of any nature, labor dispute (other than employee grievances), organized slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the business of the Company; (ii) the Company has no duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative of any Business Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Business Employee or Contingent Worker or pursuant to a collective bargaining relationship or agreement permitted by Section 8(f) of the National Labor Relations Act, 29 U.S.C. s. 158(f) (“Section 8(f)”); (iii) to the Company’s knowledge, there are no union claims or demands to represent a Business Employee or Contingent Worker and there are no organizational campaigns in progress with respect to any of the Business Employees or Contingent Workers; (iv) there is no collective bargaining agreement or other contract with any union, or work rules or practices agreed to with any union, binding on the Company with respect to any Business Employee or Contingent Worker; (v) during the past three (3) years, the Company has not engaged in any unfair labor practice; (vi) the Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours; (vii) the Company is not delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for the Company prior to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (viii) there are no pending, and within the last three (3) years there have been no formal or informal material grievances, material complaints or material charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) and, to the Company’s knowledge, no such actions are threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (ix) none of the employment policies or practices of the Company is currently being audited or investigated, or to the Company’s knowledge, subject to imminent audit or investigation by any Governmental Authority; (x) the Company is not, and within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (xi) the Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended; (xii) all Business Employees, except union-represented employees, are employed at-will and no non-union-represented Business Employees are parties to any employment contract with the Company; (xiii) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Business Employee or Contingent Worker.

(c)        During the period from January 1, 2008 through the date hereof, except as set forth on Schedule 2.23(c), the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar applicable Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period immediately preceding the date hereof, no Business Employee has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.  Schedule 2.23(c) sets forth for each Business Employee who has suffered such an “employment loss” during the 90-day period immediately preceding the date hereof (i) the name of such employee (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss” and (iv) such employee’s last job title(s), location, assignment(s) and department(s) with the Company.

(d)        The Company is in compliance in all material respects with all applicable affirmative action obligations under any applicable Law, including Executive Order 11246.  To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

2.24          Customers and Partners.

(a)        Schedule 2.24(a) sets forth the name of each customer of the Company that accounted for more than five percent (5%) of the revenues of the Company for each of the fiscal years ended December 31, 2009 and December 31, 2010 (the “Customers”) together with the names of any Persons with which the Company has an ongoing material strategic partnership or similar relationship (“Partners”).  Except as set forth on Schedule 2.24(a) and except for contract expirations in the ordinary course of business, to the Company’s knowledge, since January 1, 2010, no Customer or Partner has expressed any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to materially decrease or limit its usage, purchase or distribution of the services or products of the Company.

(b)        Except as set forth in Schedule 2.24(b), as of December 31, 2010, the Company has not had any unapproved or pending net positive or net negative claim, change order, or request for equitable adjustment involving direct or indirect costs incurred or anticipated to be incurred by the Company that is included in the Company’s estimated final revenue or credited to estimated final costs, in any such case, in excess of $250,000, with any of their customers that could adversely affect the gross margin on the contracts to which they relate.

(c)        Except as set forth in Schedule 2.24(c), as of December 31, 2010, the Company has not had any unapproved or pending net positive or net negative claim, change order, or request for equitable adjustment from a subcontractor or supplier of the Company in excess of $500,000.

2.25          Suppliers; Subcontractors.  The Company’s relationships with its suppliers and subcontractors that are material to the operation of their business, taken as a whole, are good commercial working relationships, and, since the date of the Interim Balance Sheet, no supplier or subcontractor that the Company has paid or is under contract to pay $250,000 or more has canceled or otherwise terminated or materially modified its relationship with the Company, or materially decreased availability of its services, supplies or materials to the Company, in any case other than as a result of a contract or subcontract expiration in the ordinary course of business.  To the Company’s knowledge, no supplier or subcontractor has expressed any plan or intention to do any of the foregoing.

2.26          Bids; Proposals.  Schedule 2.26 sets forth a list of outstanding or in-process bids or proposals by the Company as of May 31, 2011.  Except as specifically set forth on Schedule 2.26 no bid or proposal, if awarded, would obligate the Company to make an equity investment in any Person, to make payments to third parties to develop any project or to provide or arrange for financing for any project.

2.27          Bank Accounts.  Schedule 2.27 sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts or safe deposit boxes of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.  Concurrently with the execution hereof, copies of all existing records, including all signature and authorization cards, pertaining to such accounts and safe deposit boxes are being made available to Buyer.

2.28          Government Contracts.  Except as set forth in Schedule 2.28, the Company has no obligation to renegotiate any existing federal, state, municipal, tribal or local government, quasi-government, sovereign or quasi-sovereign agreements, contracts, subcontracts or commitments (each a “Government Contract”).  Except as set forth in Schedule 2.28, the Company, during the past ten (10) years, (a) has not been suspended, debarred, or to the Company’s knowledge, proposed for suspension and/or debarment, voluntarily excluded from qualifying to bid and/or bidding on or otherwise found not responsible to bid on any contracts for construction and/or design work on a public construction project, (b) has not been audited by any Governmental Authority with respect to any Government Contracts entered into for goods and services provided by the Company or any of its Affiliates, except audits resulting in determinations neutral or favorable to the Company or such Affiliate, (c) has not been investigated by any Governmental Authority with respect to any Government Contract entered into for goods and services provided by the Company or any of its Affiliates, except audits resulting in determinations neutral or favorable to the Company, (d) has not had a contract terminated by any Governmental Authority for default or failure to perform in accordance with applicable standards, (e) has not been alleged in a formal proceeding with or notice from a Governmental Authority to have submitted a claim for additional time and/or compensation on a construction project that was in any way false and/or fraudulent, and (f) has not been disallowed by a contracting officer’s final decision any costs incurred in excess of $10,000 under any Government Contract.  Except as set forth on Schedule 2.28, the Company has no outstanding Government Contracts which require them to obtain or maintain a United States government security clearance or a foreign government security clearance.  Except as set forth on Schedule 2.28, to the Company’s knowledge, all Government Contracts of the Company which require future performance are fully funded, have not been cancelled and are not subject to cancellation as a matter of right prior to the expiration thereof.  Except as set forth on Schedule 2.28, to the Company’s knowledge, as of the date of this Agreement, the Company is in compliance in all material respects with the requirements to submit reports and filings to applicable Governmental Authorities pursuant to the applicable requirements of their respective Government Contracts.

2.29          Illegal Payments.  Neither the Company nor any of its Affiliates has, during the past ten (10) years, offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to any Person.

Notwithstanding any provision to the contrary contained in this Section 2, the Company shall not be deemed to have breached any representation or warranty contained herein based upon the omission of any item required to be set forth on a particular Schedule if such item has been disclosed in response to any other Schedule and sufficient information has been provided in connection with such disclosure (taking into account the context in which the disclosure was made) to reasonably inform Buyer that such disclosure would also apply to the subject Schedule.  Although any such Schedule may include cross-references to other Schedules, the failure to include in a Schedule any cross-reference to any other Schedule shall not be deemed to mean that the disclosures in such other Schedule do not reasonably inform Buyer of such disclosures for purposes of the immediately preceding sentence.  In addition, the listing of a document or other item in any of the Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing of such document or other item.

SECTION 2A.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder hereby severally makes to Buyer each of the representations and warranties set forth in this Section 2A, in each case solely with respect to himself or herself.  No Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any of his or her representations or warranties hereunder.

2A.1        Shares.  Such Shareholder owns of record and beneficially the number of Shares set forth opposite such Shareholder’s name on Exhibit A.  The Shares are, and when delivered by such Shareholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens (other than transfer restrictions under federal or state securities Laws).

2A.2        Authority.  Such Shareholder has all requisite authority, right, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by such Shareholder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument to be executed and delivered by such Shareholder pursuant to or as contemplated by this Agreement constitute (assuming the valid execution of the other parties thereto, as applicable), valid and binding obligations of such Shareholder, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance by such Shareholder of this Agreement and each such agreement, document and instrument:

(a)        except as set forth on Schedule 2A.2, do not and will not violate any Laws of the United States, or any state or other jurisdiction applicable to such Shareholder or require such Shareholder to obtain any approval, consent or waiver of, or make any filing with, any Person that has not been obtained or made; and

(b)        do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, Lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Shareholder is a party or by which the property of such Shareholder is bound or affected, or result in the creation or imposition of any Lien on any of the assets or properties of the Company (other than transfer restrictions under federal or state securities Laws).

2A.3        Finder’s Fee.  Such Shareholder has not directly or indirectly incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, except for the fees of FMI Capital Advisors, Inc. (which fees have been paid by the Company prior to the Closing or as are contemplated to be paid by Buyer from the Earn-Out Payments, if any, under Section 1.5(c)).

2A.4        Agreements.  Except as disclosed in the Schedules, there are no agreements or arrangements to which such Shareholder is a party relating to the business of the Company or to such Shareholder’s rights and obligations as a shareholder, director or officer of the Company.  Except as set forth on Schedule 2.20, such Shareholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company.

SECTION 3.	POST-CLOSING COVENANTS OF THE SHAREHOLDERS.

Each Shareholder hereby severally covenants and agrees with Buyer as follows:

3.1           Further Assurances.  At any time and from time to time after the Closing, such Shareholder shall, at the request of Buyer and without further consideration and to the extent permitted by applicable Law, execute and deliver such further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or otherwise implement the consummation of the transactions contemplated hereby.

3.2           Confidentiality.  Such Shareholder will not, for any reason, directly or indirectly, for  himself or herself or any other Person, use or disclose any trade secrets, confidential information, know how, proprietary information or other intellectual property of the Company transferred (directly or indirectly) to Buyer as a result of the consummation of the transactions contemplated in this Agreement.

3.3           Non-competition.  From the date of this Agreement and until the fifth (5th) anniversary thereof (the “Non-Compete Period”), each of Carl W. Holmquist, Tom R. Braun, Dennis L. Behnke, Richard E. Rust, Cleo Rust, Larry Lunda, Marlee K. Slifka and Richard S. Slifka (collectively, the “Non-Compete Individuals”)  will not, without the prior written consent of Buyer, directly or indirectly, anywhere within the United States of America, engage in the civil contracting business, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity) any Person other than the Company (or an Affiliate of the Company) that is engaged in the civil contracting business.  During the Non-Compete Period, each of the Non-Compete Individuals shall be prohibited from (a) hiring or engaging or attempting to hire or engage any officer or employee of the Company, Buyer or any of its Affiliates, (b) encouraging any such officer or employee to terminate his or her relationship or employment with the Company, Buyer or any of its Affiliates, (c) except on behalf of the Company and its Affiliates, soliciting any customer of the Company, Buyer or any of its Affiliates engaged in the civil contracting business in the midwestern United States and (d) diverting to any Person any business opportunity of the Company, Buyer or any of its Affiliates, in any case in which such Shareholder is aware that the Company, Buyer or any of such Affiliates is then pursuing.  Notwithstanding anything herein to the contrary: (i) the Non-Compete Period for each of Carl W. Holmquist, Tom R. Braun, Dennis L. Behnke, Richard E. Rust and Cleo Rust shall terminate on the first anniversary of the date of this Agreement; and (ii) no Non-Compete Individual shall be prohibited from: (i) making passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise; (ii), if applicable, engaging in any activities permitted under Section 7 of such Non-Compete Individual’s Employment Agreement, or (iii), in the case of Marlee K. Slifka and Richard S. Slifka, owning and operating Hi-Boom Erecting, Inc., a steel erecting company based in Wisconsin that bids, as a subcontractor, on bridge-related structural steel and prestress beam erection, in addition to rebar and railing installation and other related iron worker tasks (including steel and prestress beam erection, rebar installation, railing erection and other miscellaneous activities).  The Parties agree that no portion of the Purchase Price or any other consideration payable under this Agreement shall be allocated for income Tax purposes to any agreement by any of the Shareholders pursuant to this Section 3.3.  The Parties agree and acknowledge that Buyer would not have an adequate remedy at Law for the breach by any Non-Compete Individual of the covenants set forth in this Section 3.3.  Accordingly, only to the extent available under applicable Law, each Non-Compete Individual acknowledges that Buyer will be entitled to file suit in equity to enjoin such Non-Compete Individual from any such breach, in addition to any other remedies which may be available to Buyer hereunder with respect to any such breach.

3.4           Accounts Receivable.  If, as of March 31, 2012, the Company has not collected in full without set-off or counterclaim all of the Receivables (as defined below) after using commercially reasonable efforts, then Buyer may recover from the Indemnity Escrow, subject to the Representation and Warranty and Covenant Cap and the Shareholder Basket and the provisions of Section 6 related thereto, the amount of the Receivables that has not been collected as of such date; provided that if any retainage Receivables or notes Receivables have not been collected prior to such date, Buyer shall only be entitled to receive that portion of the retainage Receivable or notes Receivable that Buyer believes in good faith will not be collectible in accordance with the Company’s customary business practices.  On or before May 30, 2012, Buyer will deliver to the Shareholders its good faith estimate of the total amount of Receivables it reasonably believes will not be so collected or collectible, as applicable, by June 30, 2012, and for which Buyer is entitled to recourse under this Section 3.4.  Buyer’s sole source of recourse for any amounts payable by the Shareholders under this Section 3.4 that are not so collected or collectible, as applicable, shall be the Indemnity Escrow.  Following any such payment from the Indemnity Escrow and if requested by the Shareholders, (a) Buyer shall assign to the Shareholders (in accordance with their respective Pro Rata Portions), any uncollected Receivables for which the Shareholders reimbursed Buyer to the extent of their reimbursement, and shall, if requested by the Shareholders, provide, and shall cause the Company and its employees to provide, reasonable cooperation to assist the Shareholders in their efforts to collect any such assigned Receivables (provided that none of Buyer, the Company or any of their respective employees shall be required to bear any unreimbursed out-of-pocket costs in connection with providing such cooperation), and (b) Buyer agrees that if uncollected Receivables for which Buyer is paid from the Indemnity Escrow are subsequently collected by Buyer, the Company or any of Buyer’s other Subsidiaries, then Buyer shall promptly (and, in any event within five (5) Business Days of collection) pay a refund to the Shareholders (in accordance with their respective Pro Rata Portions), to the extent of such collections.  For purposes of this Section 3.4, “Receivables” means all accounts and notes receivable of the Company (both current and retainage) set forth on the final Closing Balance Sheet (net of any reserves).

3.5           Realization of Gross Margin.

(a)        The Company represents that Schedule 3.5 sets forth all of the work-in-progress of the Company as of May 31, 2011, and the projected fee or gross margin for each project included therein and on Schedule 2.7, on a project-by-project basis.  The Shareholders will deliver to Buyer an updated Schedule 3.5 dated as of the Closing Date (“Updated Schedule 3.5”) as soon as reasonably practicable following the Closing Date but no later than sixty (60) days thereafter.

(b)        Within five (5) days after final determination of the Gross Margin Results (as defined below) as provided in Section 3.5(d) below, Buyer may recover from the Indemnity Escrow, subject to Section 3.5(e), the Representation and Warranty Cap and the Shareholder Basket, and the provisions of Section 6 related thereto, an amount equal to the excess, if any, of (i) ninety percent (90%) of the aggregate projected fee or gross margin as of the Closing Date for all projects listed on Updated Schedule 3.5, as of the Closing Date, less (ii) the sum of the Gross Margin Results for all of such projects.  The term “Gross Margin Result” for each project shall mean the gross margin for such project (A) for the twelve month period ended June 30, 2012 (determined in accordance with GAAP), and (B) any subsequent period for which Buyer, in good faith, estimates that such gross margin will be recorded in accordance with the Company’s customary business practices.

(c)        Buyer shall use its good faith efforts to realize the Gross Margin Results on or before June 30, 2012, in accordance with customary construction industry practices.

(d)        At least ten (10) days prior to the first anniversary of the Closing Date, Buyer shall in good faith prepare and deliver to the Shareholders a Gross Margin Results report based on actual and projected (as of a date not more than thirty (30) days prior to the first anniversary of the Closing Date) results in accordance with GAAP, together with worksheets and data that support the Gross Margin Results report and any other information that the Shareholders may reasonably request in order to verify the Gross Margin Results.  The Gross Margin Results report and the Gross Margin Results reflected thereon, shall be binding upon the Parties upon the approval of such Gross Margin Results report by the Shareholders (as reflected in a written notice that specifically states such approval and references this Section 3.5(d)) or the failure of the Shareholders to object in writing within thirty (30) days after receipt thereof by the Shareholders.  If the Shareholders do not agree with the Gross Margin Results report and the calculation of Gross Margin Results stated thereon, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within seventy-five (75) days following receipt by the Shareholders of the Gross Margin Results report, Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  The Neutral Auditor shall review the Gross Margin Results report, together with worksheets and data that support the Gross Margin Results report and any other information that the Shareholders had previously requested in order to verify the Gross Margin Results, as well as any proposed revisions to the same, and, within thirty (30) days of its appointment, shall make any adjustments it deems necessary thereto (but only with respect to the items in dispute), and, upon completion of such review, such Gross Margin Results report and the Gross Margin Results as of the Closing Date as determined by the Neutral Auditor shall be binding upon the Parties.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all the Neutral Auditor’s fees and expenses associated with such review.

(e)        Buyer’s sole source of recourse for any amounts payable under this Section 3.5 shall be the Indemnity Escrow.

(f)         Buyer agrees that, if any projected fee or gross margin is subsequently recorded by the Company with respect to any project reflected on Updated Schedule 3.5 on or before December 31, 2015, then Buyer shall, in each such event, promptly (and in any event within five (5) Business Days of being realized) pay a refund to the Shareholders (in accordance with their respective Pro Rata Portions), to the extent of the amount so recorded; provided, however, that the aggregate amounts refunded to the Shareholders by Buyer under this Section 3.5(f) shall not exceed the prior payment made from the Indemnity Escrow under this Section 3.5.  From the date hereof through December 31, 2015, Buyer shall provide the Shareholders with annual reports (to be delivered as soon as reasonably practicable but in no event later than March 31 following the applicable year such report relates to) on gross margin results with respect to the projects contemplated by this Section 3.5(f), in each case, in such detail as to enable the Shareholders to adequately audit or review the gross margins of such projects during such period.  Buyer shall permit the Shareholders to conduct any such audits or reviews, from time to time, at the Shareholders’ cost and expense; provided that the Shareholders shall provide reasonable notice to Buyer of any such audit and the Shareholders’ audit activities shall not unreasonably interfere with the operations of the business of the Company.

3.6           Unapproved or Pending Change Orders and Claims.

(a)        The Shareholders will deliver to Buyer updated versions of Schedule 2.24(b) and Schedule 2.24(c), dated as of the Closing Date, as soon as reasonably practicable after the Closing Date but no later than sixty (60) days thereafter (“Schedule 3.6”).  The pending change orders and claims set forth on Schedule 3.6, in each case to the extent (and only to the extent) they are reflected in the Estimated Closing Net Worth, are hereafter referred to as the “Unapproved or Pending Change Orders and Claims”.

(b)        At least ten (10) days prior to the first anniversary of the Closing Date, Buyer shall in good faith prepare and deliver to the Shareholders a report (the “Unresolved PCO and Claims Report”) setting forth all such Unapproved or Pending Change Orders and Claims that either remain outstanding (as of a date not more than thirty (30) days prior to the first anniversary of the Closing Date) or that have not been offset by any net positive claim, change order or request for equitable adjustment involving the same customer, subcontractor or supplier during the period from the Closing Date through the date of such report (the “Unresolved PCO and Claims”), together with worksheets and data that support the Unresolved PCO and Claims Report and any other information that the Shareholders may reasonably request in order to verify the Unresolved PCO and Claims Report and the Unresolved PCO and Claims reflected thereon.  The Unresolved PCO and Claims Report shall be binding upon the Parties upon the approval of such Unresolved PCO and Claims Report by the Shareholders (as reflected in a written notice that specifically states such approval and references this Section 3.6(b)) or the failure of the Shareholders to object in writing within thirty (30) days after receipt thereof by the Shareholders of such report.  If the Shareholders do not agree with the Unresolved PCO and Claims Report, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within seventy-five (75) days following receipt by the Shareholders of the Unresolved PCO and Claims Report, Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  The Neutral Auditor shall review the Unresolved PCO and Claims Report, together with worksheets and data that support the Unresolved PCO and Claims Report and any other information that the Shareholders had previously requested in order to verify the Unresolved PCO and Claims Report, as well as any proposed revisions to the same, and, within thirty (30) days of its appointment, shall make any adjustments it deems necessary thereto (but only with respect to the items in dispute), and, upon completion of such review, such Unresolved PCO and Claims Report as determined by the Neutral Auditor shall be binding upon the Parties.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all of the Neutral Auditor’s fees and expenses associated with such review.

(c)        Within five (5) days after final determination of the Unresolved PCO and Claims as provided in subparagraph (b) of this Section 3.6, Buyer may recover from the Indemnity Escrow, subject to subparagraph (d) below, the Representation and Warranty Cap and the Shareholder Basket, and the provisions of Section 6 related thereto, an amount equal to one hundred percent (100%) of the Unresolved PCO and Claims.

(d)        Buyer’s sole source of recourse for any amounts payable by the Shareholders under this Section 3.6 shall be the Indemnity Escrow.

(e)        Buyer agrees that, if an amount from any individual Unresolved PCO and Claim for which Buyer is paid from the Indemnity Escrow is subsequently recovered by the Company on or before December 31, 2015, whether through subsequent amendment to such Unresolved PCO and Claim, substitution or replacement of such change order, claim or adjustment or otherwise, then Buyer shall, within five (5) Business Days of recovery of any such amount, pay a refund to the Shareholders (in accordance with their respective Pro Rata Portions), to the extent of the amount so recovered.  From the date hereof through December 31, 2015, Buyer shall provide the Shareholders with annual reports (to be delivered as soon as reasonably practicable but in no event later than March 31 following the applicable year such report relates to) on amounts subsequently recovered as contemplated by this Section 3.6(e), in each case, in such detail as to enable the Shareholders to adequately audit or review the recovery of any such Unresolved PCO and Claims during such period.  Buyer shall permit the Shareholders to conduct any such audits or reviews, from time to time, at the Shareholders’ cost and expense; provided that the Shareholders shall provide reasonable notice to Buyer of any such audit and the Shareholders’ audit activities shall not unreasonably interfere with the operations of the business of the Company.

3.7           Tax Matters.

(a)        In no way as a limit to the rights and obligations of the Parties set forth in Section 6.6, the Shareholders shall reasonably cooperate, as and to the extent reasonably requested by Buyer, in connection with any audit, litigation or other proceeding with respect to Taxes of the Company for all taxable periods ending on or before the Closing Date and all Straddle Periods (defined below) for which Buyer has control pursuant to Section 6.6.

(b)        Each Shareholder agrees, upon request, (i) to use his or her commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person acting on behalf of a Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including with respect to the transactions contemplated hereby) for which Buyer is liable hereunder, and (ii) to provide Buyer with all information that Buyer or the Company may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(c)        All Tax sharing agreements or similar agreements with respect to a consolidated, combined, unitary or similar group for Tax purposes involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability to any of the Shareholders thereunder.

(d)        The Shareholders shall prepare or cause to be prepared and timely file or cause to be filed all Internal Revenue Service Forms 1120-S (and any corresponding Tax Returns for state and local Tax purposes) of the Company, and any other state or local Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date, and any Internal Revenue Service Forms 1065 (and any corresponding Tax Returns for state and local Tax purposes) of any partnership or other pass-through entity in which the Company has an interest for all taxable periods ending on or prior to the Closing Date which the Company is authorized or required to prepare or cause to be prepared and file or cause to be filed, which are required to be filed after the Closing Date.  The Shareholders shall cause the Tax items recognized by the Company to be allocated for federal income Tax purposes (and any applicable state or local Tax purposes) between the portion of the taxable period in which the Closing occurs during which the Company is an S corporation under Section 1361(a) of the Code (and any comparable state or local Tax laws) and the remainder of the taxable period in which the Closing occurs based on an interim closing of the books as of the close of business on the last day during which the Company is an S corporation (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).  For purposes of any Tax Return of a partnership or other pass-through entity that is prepared or caused to be prepared by the Shareholders pursuant to this Section 3.7(d), the Shareholders shall cause the Tax items recognized by such partnership or other pass-through entity to be allocated for federal income Tax purposes (and any applicable state or local Tax purposes) between the taxable period ending on the Closing Date and the taxable period beginning the day after the Closing Date based on an interim closing of the books as of the close of business on the Closing Date.  The Shareholders shall prepare the Tax Returns described in this Section 3.7(d) in a manner consistent with the prior practices of the Company and all applicable Laws, and shall provide such Tax Returns to Buyer for review and comment at least twenty (20) days prior to their filing, and shall not file any such Tax Returns without Buyer’s prior written consent, which consent shall not be unreasonably delayed or withheld.

(e)        Except as provided in Section 3.7(d), Buyer shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of the Company  and any partnership or other pass-through entity in which the Company has an interest that are required to be filed after the Closing.  In the case of any such Tax Returns for a taxable period ending on or prior to the Closing Date or for a Straddle Period, Buyer shall prepare such Tax Returns in a manner consistent with the prior practices of the Company and the requirements of all applicable Laws, and shall provide such Tax Returns to the Shareholders for review and comment at least twenty (20) days prior to their filing, and shall not file such Tax Returns without the prior written consent of the Shareholders, which consent shall not be unreasonably delayed or withheld.  Not later than thirty (30) days after any such Tax Return is filed, Buyer shall deliver a copy of such Tax Return as filed to the Shareholders.

(f)        All refunds (whether payable by payment, credit, offset, reimbursement or otherwise) of the Taxes of the Company that relate to any taxable period ending on or before the Closing Date or any portion of a Straddle Period ending on the Closing Date, to the extent not included in the calculation of Closing Net Worth, shall be for the benefit of the Shareholders, and Buyer shall promptly pay the amounts of any such refund received by Buyer, the Company or any of Affiliates to the Shareholders (in accordance with their respective Pro Rata Portions), net of (i) Taxes required to be withheld on such amounts and (ii) any net Taxes imposed on such amounts; provided, however, Buyer shall not pay the Shareholders any amount which is a result of a carryback of a net operating loss, deduction or credit attributable to a tax period that begins after the Closing Date.  The Parties shall cooperate in order to take any steps to claim any such refund.

3.8           Indemnity Escrow Release.  Notwithstanding anything to the contrary set forth herein, on September 28, 2012, Parties agree to instruct the Escrow Agent to release to the Shareholders from the Indemnity Escrow amounts equal to their respective Pro Rata Portions of (a) the aggregate amount of the remaining Indemnity Escrow minus (b) the sum of (i) any unpaid amounts estimated in good faith to be due to Buyer pursuant to Section 3.4, Section 3.5 and Section 3.6 plus (ii) the amounts estimated in good faith for any unresolved claims for indemnification under Section 6 as to which notice has been given on or prior to the Expiration Date (as defined in Section 6.2(d)).

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Shareholders as follows:

4.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

4.2           Authority.  Buyer has all the requisite corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith.  This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitute (assuming the valid execution of the other parties thereto, as applicable), valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument in order to consummate the transactions contemplated by this Agreement:

(a)        do not and will not violate any provision of the charter or by-laws of Buyer;

(b)        do not and will not violate any Laws or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and

(c)        do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any Lien on any of the assets of Buyer.

4.3           Litigation.  There is no litigation, claim or Governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer which could prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.4           Finder’s Fees.  Buyer has not incurred nor become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

4.5           Investment.  Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meanings of the Securities Act of 1933, as amended.

SECTION 5.	POST-CLOSING COVENANTS OF BUYER.

Buyer hereby covenants and agrees with the Shareholders as follows:

5.1           Further Assurances.  At any time or from time to time after the Closing, Buyer shall, at the request of the Shareholders and without further consideration and, to the extent permitted by applicable Law, execute and deliver any further instruments or documents and take all such further action as the Shareholders may reasonably request in order to evidence or otherwise implement the consummation of the transactions contemplated hereby.

5.2           Employee Benefits.  Following the Closing Date, Buyer, in its sole discretion shall either (a) continue to maintain the retirement, health and welfare benefits, programs or arrangements of the Company for the Business Employees who remain employed by the Company after the Closing Date or (b) permit such Business Employees to participate in the retirement, health and welfare benefit plans, programs or arrangements of Buyer (other than the Tutor Perini Corporation Pension Plan); provided, to the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any of the retirement, health and welfare benefit plans, programs or arrangements of Buyer, Buyer shall credit such Business Employees for service on or prior to the Closing Date that was recognized by the Company for purposes of the retirement, health and welfare benefit plans, programs or arrangements maintained by the Company.

5.3           Tax Matters.

(a)        In no way as a limit to the rights and obligations of the Parties set forth in Section 6.6, Buyer shall, and shall cause the Company and its Affiliates to, reasonably cooperate, as and to the extent reasonably requested by the Shareholders, in connection with the preparation of any Tax Return and any audit, litigation or other proceeding with respect to Taxes of or with respect to the Company for all taxable periods ending on or before the Closing Date and for all Straddle Periods for which the Shareholders have control pursuant to Section 6.6.

(b)        Buyer agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person acting on behalf of a Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company, including with respect to the transactions contemplated hereby, for which any Shareholder is or may be liable hereunder.

(c)        Buyer shall provide to the Shareholders a copy of any correspondence received by Buyer, the Company or any of its Affiliates from any Governmental Authority after the Closing Date in connection with the liability of the Company for any Taxes for which any Shareholder is or may be liable under this Agreement.

(d)        Buyer will, and Buyer will cause the Company to, retain all Tax Returns, books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the relevant taxable periods.

(e)        The Parties agree and acknowledge that the Shareholders would not have an adequate remedy at Law for the breach by Buyer of the covenants set forth in this Section 5.3.  Accordingly, only to the extent available under applicable Law, Buyer acknowledges that the Shareholders will be entitled to file suit in equity to enjoin Buyer from any such breach, in addition to any other remedies which may be available to the Shareholders hereunder with respect to any such breach.

(f)        Not later than thirty (30) days after the payment to the Shareholders of any Indemnity Escrow amount or any Earn-Out Payment, the Shareholders shall provide to Buyer a written statement containing a computation of the amount of such payment that is to be treated as interest for federal income Tax purposes (an “Interest Computation”).  Any such Interest Computation will be binding on the Parties if (a) Buyer fails to object in writing within thirty (30) days after receipt of such Interest Computation or (b) Buyer approves such Interest Computation in a written notice that specifically states such approval and references this Section 5.3(f).  If Buyer does not agree with such Interest Computation, and Buyer and the Shareholders cannot mutually agree on revisions to the same, then within thirty (30) days following Buyer’s objection to such Interest Computation (or such later date as may be mutually agreed by Buyer and the Shareholders), Buyer, the Company and the Shareholders shall engage the Neutral Auditor to resolve such dispute.  If such a review is conducted, then each of Buyer, on the one hand, and the Shareholders (each in accordance with their respective Pro Rata Portions), on the other hand, shall pay fifty percent (50%) of all the Neutral Auditor’s fees and expenses associated with such review, and the determination of the Neutral Auditor shall be binding on the Parties.  Neither Buyer, the Company, their respective Affiliates nor the Shareholders shall take any position inconsistent with any Interest Computation as finally determined pursuant to this Section 5.3(f) in connection with any Tax Return or other matter related to Taxes, unless otherwise required by applicable Law.

5.4           Removal of Guaranties.  Buyer will use its reasonable best efforts to ensure that, within ninety (90) days after the Closing Date, either (i) the guaranties listed in Schedule 5.4 are terminated or (ii) the indebtedness or other obligations to which those guaranties relate are retired; provided, however, that if Buyer is unable to effect the termination of any of those guaranties or the retirement of any of such indebtedness or other obligations, Buyer will indemnify and hold harmless the persons listed on Schedule 5.4 (the “Guarantors”) from and against any Losses (as defined in Section 6.1) that the Guarantors may sustain, suffer or incur and result from or arise out of or relate to any such guaranties.

SECTION 6.	INDEMNIFICATION.

6.1           Indemnification by the Shareholders.  Subject to the provisions set forth in Section 6.2, each Shareholder will indemnify and hold harmless Buyer, its Subsidiaries and their respective Affiliates and their respective officers, directors, employees and agents (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively “Losses” and individually a “Loss”) any Buyer Indemnified Party arising out of, based upon or in connection with:

(a)        any breach of any representation or warranty made by the Company or by such Shareholder in this Agreement;

(b)        any breach of any covenant or agreement made by the Company or by such Shareholder in this Agreement or the Escrow Agreement; and

(c)        notwithstanding whether there is a breach of any of the representations and warranties set forth in Section 2 (including Section 2.8) and except to the extent already reflected in the calculation of Closing Net Worth, any liability for Taxes (or the nonpayment thereof) of the Company for (i) all taxable periods ending on or before the Closing Date and (ii) the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”); provided that in no event shall the Shareholders be required to indemnify Buyer for (A) any such Taxes (other than Taxes payable by the Shareholders upon the sale of the Shares to Buyer hereunder) arising from any event occurring on the Closing Date but after the Closing which is not in the ordinary course of business of the Company, (B) any such Taxes that are described in Section 1.7 or (C) any such Taxes arising from a breach described in Section 6.1(a) or (b).  For purposes of clause (ii) of the immediately preceding sentence, the portion attributable to a Straddle Period of any Income Tax of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the portion attributable to a Straddle Period of any other Tax shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Losses described in or arising under subsections (a) through (c) of this Section 6.1 are collectively referred to as “Buyer Indemnifiable Losses.”

6.2           Limitations on Indemnification by the Shareholders.

(a)        Indemnity Escrow.  Subject to the exceptions set forth in Section 1.4(c)(i), Section 1.4(e), Section 1.5(f) and in subsections (g) and (h) of this Section 6.2, the Parties agree that (i) the Indemnity Escrow shall be the sole and exclusive source of funds for any claims against, or any amounts due or payable by or on behalf of, the Shareholders pursuant to or in connection with this Agreement and (ii) in no event shall Buyer exercise any right to collect amounts directly or indirectly from the Shareholders, except from the Indemnity Escrow; provided that the foregoing shall not apply in respect of any claim against any Shareholder for fraud.

(b)        Maximum Indemnification; Shareholders’ Obligations Several.  Subject to the exceptions set forth in subsection (h) of this Section 6.2: (i) the obligation of the Shareholders to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under (A) Section 6.1(a) or (B) Section 6.1(b) (collectively, “Representation and Warranty and Covenant Losses”) shall be limited, in the aggregate, to an amount equal to Eight Million One Hundred Seventy-Five Thousand Dollars ($8,175,000.00) (the “Representation and Warranty and Covenant Cap”); and (ii) the obligation of each Shareholder to indemnify Buyer Indemnified Parties in respect of Representation and Warranty and Covenant Losses shall be limited, in the aggregate, to an amount equal to such Shareholder’s Pro Rata Portion of the Representation and Warranty and Covenant Cap; provided, that the foregoing limitations described in this Section 6.2(b) shall not limit the liability of a Shareholder with respect to any Buyer Indemnifiable Losses described in or arising under Section 6.1(a) to the extent attributable to such Shareholder’s fraud.  For the avoidance of doubt, the obligations of the Shareholders under this Agreement are several and not joint.

(c)        Shareholder Basket.  Subject to the exceptions set forth in subsection (h) of this Section 6.2, no indemnification shall be payable with respect to Representation and Warranty and Covenant Losses except to the extent the cumulative amount of all Representation and Warranty and Covenant Losses exceeds Five Hundred Thousand Dollars ($500,000.00), individually or in the aggregate (the “Shareholder Basket”), whereupon the amount of such Representation and Warranty and Covenant Losses in excess of the Shareholder Basket shall be recoverable in accordance with the terms hereof.

(d)        Time Limitation.  Subject to the exceptions set forth in subsection (h) of this Section 6.2, no indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation and Warranty and Covenant Losses asserted after the first anniversary of the Closing Date (the “Expiration Date”); provided that any claim for indemnification as to which written notice has been given to the Shareholders prior to the applicable expiration date shall survive such expiration until final resolution of such claim.

(e)        Insurance.  Any Buyer Indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually received by the Buyer Indemnified Parties with respect to the Buyer Indemnifiable Loss.  Any Buyer Indemnified Party seeking indemnity hereunder shall use commercially reasonable efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Buyer Indemnifiable Loss.  In the event that a Buyer Indemnified Party receives a payment under any insurance policy or other proceeds from a third party that would have reduced, pursuant to this Section 6.2(e), an indemnification payment made out of the Indemnity Escrow or made directly by the Shareholders hereunder if such payment under such insurance policy or other third-party source had been received prior to such indemnification payment on or prior to December 31, 2015, such Buyer Indemnified Party shall refund to the applicable Shareholders (in proportion to each such Shareholder’s liability that was previously paid pursuant to this Section 6) an aggregate amount that equals the net amount (taking into account any costs or expenses, including reasonable attorney’s fees, associated with submitting or otherwise making a claim for, or collecting, such payment or any increase in any insurance premium based upon the claim made for payment thereunder) of the reduction that would have so resulted from its earlier receipt of such payment under such insurance policy or from such third party (provided that, if the indemnification payment was made out of the Indemnity Escrow and the Expiration Date has not yet occurred, such Buyer Indemnified Party may instead deposit such refund into the Indemnity Escrow).

(f)        Materiality.  Notwithstanding anything to the contrary set forth herein, solely for purposes of Section 6.1 in determining the amount of any Loss suffered by a Buyer Indemnified Party related to, but not whether there has occurred, a breach of any representation or warranty of the Company or any Shareholder, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein.

(g)        Non-Compete Losses.  Notwithstanding anything herein to the contrary, in the event of any Buyer Indemnifiable Loss resulting from, based upon or arising out of a breach by a Non-Compete Individual who is a Shareholder of Section 3.3, the Buyer Indemnified Parties shall be entitled to seek recovery from such Shareholder; provided, that such Shareholder’s liability for any such Buyer Indemnifiable Loss shall not exceed an amount equal to such Shareholder’s Pro Rata Portion of the Purchase Price.

(h)        No Limitation on Certain Claims.  Notwithstanding anything herein to the contrary, but subject to Sections 6.2(d), (e) and (f) and provided that no Shareholder’s liability for any and all Buyer Indemnifiable Losses shall exceed an amount equal to such Shareholder’s Pro Rata Portion of the Purchase Price, Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Shareholder Basket, or the Representation and Warranty and Covenant Cap, or any limitation as to time (including the Expiration Date) in seeking indemnification with respect to any of the following:

(i)           Losses described in or arising under Section 6.1(b) (for the limited purpose of and to the extent of any Losses due to a breach of Section 3.2 or Section 3.3) or Section 6.1(c); or

(ii)           Losses described in or arising under Section 6.1(a) involving (A) a breach by the Company of any of the representations and warranties contained in (x) Section 2.1, Section 2.2(a), Section 2.3 and Section 2.18, all of which shall survive indefinitely and (y) Section 2.8 and Section 2.21 (to the extent the representations and warranties contained in Section 2.21 relate to violations of any provisions of the Code or ERISA), which shall survive until thirty (30) days after the expiration of the applicable statue of limitations (in which case, each Shareholder shall be severally liable up to a maximum amount equal to such Shareholder’s Pro Rata Portion of the resulting Losses) and (B) a breach by a Shareholder of any of such Shareholder’s representations and warranties contained in Section 2A.1, Section 2A.2 and Section 2A.3, all of which shall survive indefinitely.

Notwithstanding anything herein to the contrary, with respect to Losses described in Sections 6.2(h)(i) and (ii), Buyer Indemnified Parties shall be entitled to claim against the Indemnity Escrow, set-off against all or any portion of any Earn-Out Payments (to the extent permitted under Section 1.5(f)) and/or proceed against the Shareholders directly.

In no event shall the Shareholders be obligated to indemnify a Buyer Indemnified Party for any Losses arising out of or related to events beyond the reasonable control of the Company or the Shareholders, including general economic or political conditions, war, war-like operations, terrorism, sabotage, shortages, embargos, time extensions (whether pending or granted), reductions in the capitalization of the Company after the Closing, natural disasters, changes in Law or the interpretation thereof and changes in principles or methods of accounting after the Closing.

6.3           Indemnification by Buyer.  Buyer and its successors and permitted assigns agree to indemnify and hold harmless the Shareholders from and against and in respect of all Losses arising out of, based upon or in connection with:

(a)        any breach of any representation or warranty made by Buyer in this Agreement;

(b)        any breach of any covenant or agreement made by Buyer in this Agreement, the Promissory Note or in the Escrow Agreement; and

(c)        any liability for (i) Taxes of the Company for which the Shareholders are not liable under Section 1.7 or 6.1(c) and (ii) Taxes of the Shareholders arising from any event occurring on the Closing Date but after the Closing which is not in the ordinary course of business of the Company (other than such Taxes of the Shareholders arising from the Code Section 338(h)(10) Election, except as provided in Section 1.8).

Losses described in or arising under subsections (a) through (c) of this Section 6.3 are collectively referred to as “Shareholder Indemnifiable Losses.”

6.4           Limitations on Indemnification by Buyer.

(a)        Maximum Indemnification.  Subject to the exceptions set forth in subsection (c) of this Section 6.4, Buyer’s obligation to indemnify the Shareholders in respect of the Shareholder Indemnifiable Losses described in or arising under Sections 6.3(a) and 6.3(b) shall be limited, in the aggregate, to an amount equal to Eight Million One Hundred Seventy-Five Thousand Dollars ($8,175,000); provided, that the cap set forth in this Section 6.4(a) shall not apply to any Shareholder Indemnifiable Losses to the extent attributable to Buyer’s fraud.

(b)        Buyer’s Basket.  Subject to the exceptions set forth in subsection (c) of this Section 6.4, no indemnification shall be payable with respect to Shareholder Indemnifiable Losses described in or arising under Section 6.3(a) or 6.3(b) except to the extent the cumulative amount of all such Shareholder Indemnifiable Losses exceeds Five Hundred Thousand Dollars ($500,000), individually or in the aggregate (the “Buyer Basket”), whereupon the amount of such Shareholder Indemnifiable Losses in excess of the Buyer Basket shall be recoverable in accordance with the terms hereof.

(c)        No Limitation on Certain Claims.  Notwithstanding anything herein to the contrary, Shareholder Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Buyer Basket or any maximum amount of claims, whether pursuant to this Section 6.4 or otherwise, or any limitation as to time (except as provided in Section 6.4(d)) in seeking indemnification from Buyer under Section 6.3 with respect to Shareholder Indemnifiable Losses described in or arising from Buyer’s breach of (i) any of the representations and warranties contained in Sections 4.1, 4.2, 4.4 or 4.5, or (ii) any of the covenants set forth in Sections 1.3(a), 1.4(c)(ii), 1.5, 3.4, 3.5, 3.6, 5.3 or 5.4.

(d)        Time Limitation.  No indemnification shall be payable to a Shareholder Indemnified Party with respect to any claim asserted after the Expiration Date which relates to the Shareholder Indemnifiable Losses described in or arising under Sections 6.3(a) or 6.3(b) (other than from Buyer’s breach of: (i) any of the representations and warranties contained in Sections 4.1, 4.2, 4.4 or 4.5, all of which shall survive indefinitely; (ii) any of the covenants set forth in Sections 1.3(a), 1.4(c)(ii), 1.5, 5.3 or 5.4, all of which shall survive until the performance of the respective covenant is fulfilled or waived by the Shareholder Indemnified Party; or (iii) any of the covenants set forth in Sections 3.4, 3.5 or 3.6, all of which shall survive until December 31, 2015); provided that any claim for indemnification as to which written notice has been given to Buyer prior to the applicable expiration date shall survive such expiration until final resolution of such claim.

6.5           Section 3.3 Indemnity.  Each of Larry Lunda, Marlee K. Slifka and Richard S. Slifka (each a “Nonshareholder Party”) will severally and not jointly indemnify and hold harmless the Buyer Indemnified Parties from and against and in respect of all Losses any Buyer Indemnified Party arising out of, based upon or in connection with, a breach by such Nonshareholder Party of Section 3.3; provided, that (i) in the case of Larry Lunda, his liability for any such Buyer Indemnifiable Loss under this Section 6.5 shall not exceed an amount equal to the Pro Rata Portion of the Purchase Price received by the Larry Lunda 2000 Trust Dated December 27, 2000 and (ii) in the case of Marlee K. Slifka and Richard S. Slifka, their collective liability for any such Buyer Indemnifiable Loss under this Section 6.5 shall not exceed an amount equal to the Pro Rata Portion of the Purchase Price received by the Marlee K. Slifka 2000 Trust Dated December 27, 2000.  The provisions of Section 6.6(a) shall apply to any claims for indemnification asserted pursuant to this Section 6.5 as if Section 6.6(a) were incorporated in this Section 6.5 mutatis mutandis.  Each of the Nonshareholder Parties agree and acknowledge that they will benefit directly and indirectly from the transactions contemplated by this Agreement and that Buyer would not have otherwise consummated the transactions contemplated by this Agreement without the undertakings made by each Nonshareholder Party under Section 3.3 and this Section 6.5.

6.6           Notice; Defense of Claims.

(a)        Notice of Claims.  Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a “Claim Notice”) to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 6.2(d) or 6.4(d) (as the case may be).  Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense, shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted and transmit a copy of all papers served with respect to that claim (if any).

(b)        Third Party Claims.  With respect to third-party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the “Defense Notice”) to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel (which, in any matter which relates to Taxes, may include an accounting firm) for the defense shall be selected by the indemnifying party and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.  The indemnifying party shall have the right to settle all identifiable matters related to claims by third parties which are susceptible to being settled, provided the indemnifying parties’ obligation to indemnify the indemnified party therefore will be fully satisfied; provided, however, that the indemnifying party shall not settle any matter which (a) relates to Taxes and may reasonably be expected to have an adverse effect on any Tax liability of the indemnified party without the consent of the indemnified party, which consent shall not be unreasonably delayed or withheld, or (b) provides for any non-monetary relief binding on the indemnified party without the consent of the indemnified party, which consent shall not be unreasonably delayed or withheld.  The indemnified party shall furnish the indemnifying party with all information in its possession with respect to the third-party claim and shall otherwise cooperate with the indemnifying party in the defense of the third-party claim.  The indemnifying party shall keep the indemnified party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party regarding negotiation and settlement of the claim.  Notwithstanding anything herein stated, except in the case of any matter which relates to Taxes, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.  If no Defense Notice is given by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense.  If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c)        Non-Third Party Claims.  With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice.  If the indemnifying party provides written notice to the indemnified party within such 30-day period that it contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice.  If the Parties cannot reach agreement within such 30-day period, the matter shall be submitted to J.A.M.S./Endispute, Inc. for arbitration pursuant to Section 7.11.

6.7           Survival of Warranties.  All representations, warranties, agreements, covenants and obligations in this Agreement are material and may be relied upon by the Party receiving the same and shall survive the Closing until the applicable expiration date regardless of any investigation by or knowledge of such Party and shall not merge into the performance of any obligation by any Party, subject to the provisions of this Section 6.

6.8           Indemnity as Exclusive Remedy.  Except as set forth in Sections 1.4, 1.5, 3.3, 3.4, 3.5, 3.6 and 5.3(e), the Parties agree that, from and after the Closing, their sole and exclusive remedy for any monetary Loss with respect to any and all claims arising out of or in connection with this Agreement shall be pursuant and subject to the provisions set forth in this Section 6.

6.9           No Multiple Recoveries.  Notwithstanding anything herein to the contrary, in the event Buyer (or any other Buyer Indemnified Party) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and Buyer (or any other Buyer Indemnified Party) has already received payment or otherwise received a benefit under one of those provisions, in no event shall Buyer (or any other Buyer Indemnified Party) be entitled to receive a subsequent payment or benefit under any other provision of this Agreement in duplication of such prior payment or benefit.  For purposes of illustration (and without limiting the generality of the foregoing), if a set of facts constitutes a breach of a representation and warranty and gives rise to a Loss for which the Shareholders have agreed to indemnify the Buyer Indemnified Parties under this Agreement but a portion of such Loss was previously taken into account in the determination of Closing Net Worth, then neither Buyer nor any other Buyer Indemnified Party shall be permitted to claim any right to indemnification pursuant to this Section 6 with respect to such Loss, to the extent such Loss was previously taken into account in the determination of Closing Net Worth.  In furtherance of the foregoing, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

6.10          Waiver of Certain Damages.  EXCEPT AS SET FORTH IN SECTIONS 3.4, 3.5 AND 3.6 AND FOR ANY DAMAGES IN CONNECTION WITH A BREACH OF SECTIONS 3.2 AND 3.3, EACH OF THE PARTIES EXPRESSLY WAIVES AND AGREES NOT TO, AND TO CAUSE ITS AFFILIATES NOT TO SEEK INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE (INCLUDING MULTIPLE OR TREBLE DAMAGES) OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND WITH RESPECT TO ANY MATTER ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR BREACH OF THIS AGREEMENT, EXCEPT TO THE EXTENT ANY PARTY OR ITS AFFILIATES SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A CLAIM BY A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO THE RECOVERY HEREUNDER.

6.11          Timing Differences.  In the event the liability of the Company for Taxes for which the Shareholders are liable under Section 6.1(c) is increased and the particular item that produced such increase results in a reduction in the liability of Buyer, the Company or any of its Affiliates for Taxes for which the Shareholders are not liable under Section 6.1(c) (a “Buyer Tax Benefit”), Buyer shall pay to the Shareholders their respective Pro Rata Portions of the amount of such Buyer Tax Benefit, provided that the total payments under this sentence by Buyer to the Shareholders with respect to any items shall not exceed the amount of the additional Taxes paid by the Shareholders under Section 6.1(c) resulting from such item (a “Shareholder Tax Detriment”).  Any such payment shall be made within ninety (90) days after the due date (with applicable extensions) of the Tax Return for the taxable period in which the Buyer Tax Benefit was realized.  In the event of the later adjustment, in whole or in part, of any item that produced the Buyer Tax Benefit or the Shareholder Tax Detriment, the Shareholders shall refund to Buyer any amounts previously paid under this Section 6.11 that is determined not to be owing as a result of such adjustment, or Buyer shall further remit to the Shareholders their respective Pro Rata Portions of the amount of any increase in the amount to be paid under this Section 6.11 as a result of such adjustment.  Buyer shall promptly notify the Shareholders of any Buyer Tax Benefit and provide a statement supporting in reasonable detail the calculation of such Buyer Tax Benefit.  The amount of a Buyer Tax Benefit shall be calculated by comparing the Taxes payable without the adjustment in question with the Taxes payable after taking into account such adjustment, in each case determined on a separate company basis without regard to loss or other carryforwards or carrybacks.

SECTION 7.	MISCELLANEOUS.

7.1           Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of California without regard to any conflict of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

7.2           Notices.  Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) if delivered or sent by email or facsimile transmission, upon actual receipt by the recipient, (b) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next Business Day (or Saturday if sent for Saturday delivery) or (c) if sent by registered or certified mail, upon the sooner of receipt by the recipient or the expiration of three (3) Business Days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices will be sent to the addresses set forth below or to such other address as such Party may designate by notice to each other Party hereunder:

If to Buyer:

Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342
Attention:  Ronald N. Tutor, Chairman & CEO
email:  ron.tutor@tutorperini.com
Facsimile: (818) 367-9574

with a copy (which will not constitute notice for purposes of this Agreement) to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, DC 20005
Attention:  George P. Stamas
Daniel J. Michaels
email:  George.stamas@kirkland.com
Daniel.michaels@kirkland.com
Facsimile:  (202) 879-5200

If to the Company:

Lunda Construction Company
P.O. Box 669
Black River Falls, WI 54615
Attention:  Mr.  Larry Lunda
    Chairman and CEO
email:  llunda@lundaconstruction.com
Facsimile:  (715) 284-9146

If to any of the Shareholders, to their respective addresses set forth on the signature pages to this Agreement, with a copy (which will not constitute notice for purposes of this Agreement to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attention:  Ted W. Paris
email:  ted.paris@bakerbotts.com
Facsimile:  (713) 229-7738

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.

7.3           Entire Agreement.  This Agreement, including the Schedules and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

7.4           Assignability.  This Agreement shall not be assignable by either Party without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement to any direct or indirect Subsidiary of Buyer although no such assignment shall relieve Buyer of any liabilities or other obligations hereunder.  This Agreement and the obligations of the Parties hereunder (including the indemnification obligations set forth in Section 6) shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

7.5           Publicity and Disclosures.  None of the Shareholders, the Company, Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement or disclosure (including any such announcement or disclosure to employees or customers of the Company) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, in the case of a desired press release or announcement by the Company, or of the Shareholders in the case of a desired press release or announcement by Buyer, in any such case which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Buyer or an Affiliate of Buyer may release such disclosures as are required by any applicable Law, including pursuant to applicable requirements of the securities Laws or any stock exchange on which shares of Buyer’s common stock are then listed, in each case so long as written notice is given to the Shareholders at least twenty-four (24) hours prior to any such disclosure.

7.6           Captions and Gender.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a Party shall be deemed to include the feminine or neuter pronoun, or vice versa, as the context may require.

7.7           Monetary Amounts.  All references to monetary amounts in this Agreement, unless otherwise specified to the contrary, are references to United States dollars.

7.8           Certain Definitions.  For purposes of this Agreement, the term:

(a)        “Affiliate” of a specified person shall mean a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person;

(b)        “Business Day” means any day other than a day on which commercial banks are authorized or required by Law to close in Los Angeles, California or Madison, Wisconsin;

(c)        “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d)        “Permitted Liens” means, with respect to the property or other assets of the Company:  (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (iv) Liens incurred in the ordinary course of business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights of way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that or existing on property and not materially interfering with the ordinary conduct of business or the current use of that property; (vi) defects or irregularities in title to real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of business or the current use of any of such properties; (vii) any interest or title of a lessor of assets that the Company is leasing pursuant to any capital lease; (viii) Liens securing purchase money indebtedness; and (ix) Liens in favor of the Company;

(e)        “Person” means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other business entity, or government entity;

(f)        “Pro Rata Portion” means, with respect to any portion of a specified amount allocable to any Shareholder, the amount equal to the product of (i) such specified amount and (ii) the percentage equal to (x) the total number of Shares owned by such Shareholder immediately prior to the Closing divided by (y) the total number of Shares owned by all Shareholders immediately prior to the Closing; and

(g)        “Subsidiary” means, with respect to a specified Person, any other Person a majority of the capital stock of which the specified Person owns or controls at that time, directly or indirectly through another Subsidiary of the specified Person.

In addition, all references herein to “this Agreement” shall be deemed to refer to this Agreement and all Schedules, taken together.  As used in this Agreement, the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any provision of this Agreement, the words “Section” and “Schedule” refer to Sections of, and Schedules to, this Agreement unless otherwise specified, and the words “includes or “including” mean “including, but not limited to,” unless the context otherwise requires.

7.9           Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7.10          Amendments; Waivers.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties, or, in the case of a waiver, the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.11          Dispute Resolution.  Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, all disputes, claims, or controversies among the Parties and arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor.  The arbitration shall be held in Los Angeles, California, before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.  The Parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any Party files a written demand for arbitration hereunder.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses.  In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of commencement of the arbitration hearing, the identity of all persons that may testify at the arbitration hearing and a copy of all documents that may be introduced at the arbitration hearing or considered or used by such Party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have the power to award damages in excess of actual, direct compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.  The Parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of J.A.M.S./Endispute, Inc. and that they will each bear their own attorneys’ fees and expenses, except as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys’ fees and expenses of the prevailing Party) against any Party to a proceeding.  Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the prevailing Party in enforcing the award.  This Section 7.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section 7.11 shall be enforceable in any court of competent jurisdiction.  The prevailing Party in any action for injunctive relief will be entitled to payment of reasonable attorneys’ fees and expenses.  Each of the Parties irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of California for the purposes of enforcing the arbitration provisions of this Section 7.11.  Each Party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the Parties hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the Parties agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other Parties.

7.12          Fees and Expenses.  Buyer will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith.  No expenses of the Company or the Shareholders relating in any way to the sale of the Shares hereunder and the transactions contemplated hereby shall in any way be charged to or paid by Buyer, or paid or accrued by the Company, except to the extent such expenses (i) have been paid by the Company prior to Closing or (ii) are accrued by the Company on the Closing Balance Sheet and reflected in the calculation of the Closing Net Worth as finally determined pursuant to Section 1.4.

7.13          Third Party Beneficiaries; Actions by the Shareholders.  Except as expressly provided in this Agreement, each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.  Any rights exercisable by the Shareholders under this Agreement (including any right to object to a determination of Buyer) may be exercised by any one or more of the Shareholders; provided, however, that no Shareholder has the authority to bind any other Shareholder through the exercise of any such right without the joinder of such other Shareholder.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BUYER:

TUTOR PERINI CORPORATION

By:	/s/ Kenneth R. Burk
Name: Kenneth R. Burk
Title: Executive Vice President and CFO

COMPANY:

LUNDA CONSTRUCTION COMPANY

By:	/s/ Larry Lunda
Name: Larry Lunda
Title: President

SHAREHOLDERS:

LARRY LUNDA 2000 TRUST DATED DECEMBER 27, 2000

/s/ Larry Lunda
Larry Lunda
Trustee
Address:	909 Harrison Street
Black River Falls, WI 54615

/s/ Carl W. Holmquist
Carl W. Holmquist
Address:	N7142 Watersedge Road
Black River Falls, WI 54615

/s/ Paul O. Gehl
Paul O. Gehl
Address:	203 South 10th Street, P.O. Box 303
Hilbert, WI 54129

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

MARLEE K. SLIFKA 2000 TRUST DATED DECEMBER 27, 2000

/s/ Marlee K. Slifka
Marlee K. Slifka
Trustee
Address:	514 Evergreen Drive
Black River Falls, WI 54615

/s/ Tom R. Braun
Tom R. Braun
Address:	14375 Woodmount Drive
Brookfield, WI 53005

/s/ Dennis L. Behnke
Dennis L. Behnke
Address:	N7231 County Road E
River Falls, WI 53005

/s/ Richard E. Rust
Richard E. Rust
Address:	W2778 Ridgeview Court
Appleton, WI 54915

/s/ Cleo Rust
Cleo Rust
Address:	W2778 Ridgeview Court
Appleton, WI 54915

NONSHAREHOLDER PARTIES, solely for purposes of Section 3.3 and Section 6.5:

/s/ Larry Lunda
Larry Lunda
Address:	909 Harrison Street
Black River Falls, WI 54615

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

/s/ Marlee K. Slifka
Marlee K. Slifka
Address:	514 Evergreen Drive
Black River Falls, WI 54615

/s/ Richard S. Slifka
Richard S. Slifka
Address:	514 Evergreen Drive
Black River Falls, WI 54615

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

THE UNDERSIGNED, being the spouse of Larry Lunda, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that she claims no interest in the Shares being sold by the Larry Lunda 2000 Trust Dated December 27, 2000 pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Larry Lunda as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Anne Lunda
Anne Lunda

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

THE UNDERSIGNED, being the spouse of Carl W. Holmquist, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that she claims no interest in the Shares being sold by Carl W. Holmquist pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Carl W. Holmquist as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Rhonda Holmquist
Rhonda Holmquist

THE UNDERSIGNED, being the spouse of Paul O. Gehl, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that she claims no interest in the Shares being sold by Paul O. Gehl pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Paul O. Gehl as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Carol H. Gehl
Carol H. Gehl

THE UNDERSIGNED, being the spouse of Marlee K. Slifka, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that he claims no interest in the Shares being sold by the Marlee K. Slifka 2000 Trust Dated December 27, 2000 pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Marlee K. Slifka as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Richard S. Slifka
Richard S. Slifka

THE UNDERSIGNED, being the spouse of Tom R. Braun, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that she claims no interest in the Shares being sold by Tom R. Braun pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Tom R. Braun as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Lisa Braun
Lisa Braun

THE UNDERSIGNED, being the spouse of Dennis L. Behnke, hereby joins in the execution of this Agreement to reflect her understanding and agreement to the terms herein contained, to indicate that she claims no interest in the Shares being sold by Dennis L. Behnke pursuant to this Agreement and to consent to the sale of such Shares on the terms and for the consideration herein expressed and I hereby irrevocably constitute and appoint my spouse Dennis L. Behnke as my true and lawful attorney and agent and representative of our marital community with full power and authority on my behalf to execute and delivery this Agreement and any and all documents, instruments and agreements related thereto or related to the Shares owned or acquired by my spouse, to make or authorize any amendments or changes in such documents, instruments and agreements as necessary in my spouse’s judgment, and to take any and all other actions related to or arising out of this Agreement and such other documents, instruments and agreements.

/s/ Julie Behnke
Julie Behnke